Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180853
PROSPECTUS
$225,000,000
CENVEO CORPORATION

Exchange Offer for All Outstanding
11½% Senior Notes due 2017

The Exchange Notes

•
The terms of the 11½% Senior Notes due 2017 we are issuing (the “exchange notes”) will be substantially identical to the outstanding 11½% Senior Notes due 2017 that we issued on March 28, 2012 (the “outstanding notes” and, collectively with the exchange notes, the “notes”), except for the elimination of some transfer restrictions, registration rights and additional interest payments relating to the outstanding notes.

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Interest Payments: The exchange notes will bear interest at a rate of 11½% per annum. We will pay interest on the exchange notes semi-annually, in cash in arrears, on May 15 and November 15 of each year, commencing May 15, 2012.

•	Guarantees: The exchange notes will be guaranteed on a senior unsecured basis by Cenveo, Inc. and substantially all of our existing and future North American subsidiaries.

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Ranking: The exchange notes and the guarantees thereof will be our and the guarantors’ unsecured senior obligations and will be pari passu to all of our and the guarantors’ existing and future senior debt and senior to any of our and the guarantors’ subordinated debt.  The exchange notes and the guarantees will rank effectively junior to all of our and the guarantors’ existing and future secured debt, including the borrowings outstanding under our senior secured credit facility (the “2010 Credit Facilities”) and our second lien notes, to the extent of the value of the assets securing such debt.  In addition, the exchange notes and the guarantees will be effectively subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the exchange notes.

•
Optional Redemption and Repurchase: The exchange notes may be redeemed, in whole or in part, at any time on or after the redemption dates and at the redemption prices specified under “Description of the Exchange Notes—Optional Redemption.”  In addition, we may redeem up to 35% of the exchange notes before May 15, 2015 with the net cash proceeds from certain equity offerings.  We may also redeem some or all of the exchange notes before May 15, 2015 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium.  In addition, we may be required to make an offer to purchase the exchange notes upon the sale of certain assets and upon a change of control.

•	We do not intend to apply for listing of any of the exchange notes on any securities exchange or for quotation through any annotated quotation system.

Material Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on June 8, 2012, unless extended.

•	The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered.

•	Our completion of the exchange offer is subject to customary conditions, which we may waive.

•
Upon our completion of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act of 1933.

•	Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

•	The exchange of exchange notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

For a discussion of factors that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 13 of this prospectus.
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Neither the Securities and Exchange Commission nor any state securities commission has approved of or disapproved of these securities or passed on the adequacy or accuracy of this prospectus or the investment merits of the notes offered hereby. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2012.

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TABLE OF CONTENTS

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   You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document or in the documents incorporated by reference herein may only be accurate on the date of this document or such incorporated document, as applicable.

FORWARD-LOOKING STATEMENTS

   Certain statements contained or incorporated by reference in this prospectus, particularly statements found in “Risk Factors,” may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally can be identified by the use of terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe” or “continue” and similar expressions, or as other statements that do not relate solely to historical facts.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  We believe these statements to be reasonable when made.  However, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.  As a result, these statements speak only as of the date they were made.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.

   Such forward-looking statements involve known and unknown risks, including, but not limited to, those identified in “Risk Factors” along with changes in general economic, business and labor conditions. More information regarding these and other risks can be found below under “Risk Factors” and other sections of this prospectus.  The following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the recent United States and global economic conditions have adversely affected us and could continue to do so;

•	our substantial level of indebtedness could impair our financial condition and prevent us from fulfilling our business obligations;

•	our ability to service or refinance our debt;

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•	the terms of our indebtedness impose significant restrictions on our operating and financial flexibility;

•	additional borrowings are available to us that could further exacerbate our risk exposure from debt;

•	to the extent that we make select acquisitions, we may not be able to successfully integrate the acquired businesses into our business;

•
a decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of assets, including goodwill, other long-lived assets and deferred tax assets;

•	the industries in which we operate our business are highly competitive and extremely fragmented;

•	the printing business we compete in generally does not have long-term customer agreements, and our printing operations may be subject to quarterly and cyclical fluctuations;

•	factors affecting the United States Postal Service can impact demand for our products;

•	the availability of the internet and other electronic media may adversely affect our business;

•	increases in paper costs and any decreases in the availability of our raw materials could have a material adverse effect on our business;

•	dependence on good labor relations;

•	environmental laws may affect our business;

•	dependence on key management personnel;

•	dependence on our information technology systems; and

                      •       our international operations and the risks associated with operating outside of the United States.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have “incorporated by reference” into this prospectus certain documents that we file with the Securities and Exchange Commission (the “SEC” or “Commission”). This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus, unless we provide you with different information in this prospectus or the information is modified or superseded by a subsequently filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document.

Any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus and before the completion of the exchange offer of the securities (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) will be deemed to be incorporated by reference into this prospectus and will automatically update, where applicable, and supersede any information contained in this prospectus or incorporated by reference into this prospectus.

This prospectus incorporates the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). They contain important information about us, our business and our financial condition.

Cenveo, Inc. SEC filings	Period or Date File
Annual Report on Form 10-K	Year ended December 31, 2011 filed on March 2, 2012

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Cenveo, Inc. SEC filings	Period or Date File
Quarterly Report on Form 10-Q	For the three months ended March 31, 2012
Current Reports on Form 8-K	January 5, 2012, February 3, 2012, March 1, 2012 (relating to Item 8.01 thereof), March 14, 2012, March 27, 2012, March 30, 2012, May 7, 2012, and May 10, 2012 (relating to Item 5.02 thereof)

You can obtain any of the documents incorporated by reference into this prospectus from us or from the SEC through the SEC’s web site at the address described below. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus. You can obtain these documents from us by requesting them in writing or by telephone at the following address or number:

Cenveo Corporation
One Canterbury Green
201 Broad Street
Stamford, CT 06901
Attention: Corporate Secretary
Telephone: (203) 595-3000

If you would like to request documents from us, please do so by June 1, 2012, seven days prior to the expiration of the exchange offer, to receive timely delivery of the documents before the expiration of the exchange offer.

WHERE YOU CAN FIND MORE INFORMATION

Cenveo, Inc. is subject to the informational requirements of the Exchange Act and in accordance therewith files annual, quarterly and special reports, proxy statements and other information with the SEC on a regular basis.  You may read and copy this information or obtain copies of this information by mail from the SEC’s public reference room, 100 F Street NE, Room 1580, Washington, D.C. 20549, at prescribed rates.  Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Cenveo, Inc., who file electronically with the SEC. The address of that site is http://www.sec.gov. Cenveo, Inc.’s SEC filings are also available from our web site at http://www.cenveo.com.  Information on our web site is not part of this prospectus.

We filed a registration statement on Form S-4 to register with the SEC the exchange of the exchange notes.  This document is part of that registration statement and constitutes a prospectus of ours.  As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

If you are a stockholder of Cenveo, Inc., you can obtain copies of our annual and quarterly reports from us or the SEC.  These documents are available from us without charge, excluding all exhibits.  Stockholders may obtain reports of Cenveo, Inc. by requesting them in writing at the following address:

Cenveo Corporation
One Canterbury Green
201 Broad Street
Stamford, CT 06901
Attention: Corporate Secretary
Telephone: (203) 595-3000

This document is dated May 10, 2012.  You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to the holders of outstanding notes nor the issuance of exchange notes shall create any implication to the contrary.

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SUMMARY

  This summary highlights certain information appearing elsewhere in this prospectus and the documents incorporated by reference herein, which are described under “Where You Can Find More Information.”  In addition to reading this summary, you should carefully review the entire prospectus and the documents incorporated by reference herein, including the “Risk Factors,” our consolidated financial statements and the notes thereto and other information included or incorporated by reference in this prospectus. Unless the context otherwise requires, in this prospectus, references to “the Company” mean Cenveo Corporation, a Delaware corporation, “the Parent Company” mean Cenveo, Inc., a Colorado corporation, and “Cenveo,” “we,” “us,” and “our,” mean collectively the Company, the Parent Company and all their consolidated subsidiaries. The Parent Company is a holding company and holds all of the capital stock of the Company.  In this prospectus, we use the term “outstanding notes” to refer to our currently outstanding 11½% Senior Notes due 2017 for which the exchange notes are being offered for exchange. Unless otherwise stated or the context otherwise requires, references to “notes” refer to the outstanding notes that are not exchanged in the exchange offer and the exchange notes, collectively.

Our Company

                  We are one of the largest diversified printing companies in North America, according to the December 2011 Printing Impressions 400 report. Our broad portfolio of products includes commercial printing, envelope production, labels manufacturing, specialty packaging and publisher offerings. We operate a global network of strategically located printing and manufacturing, fulfillment and distribution facilities, which we refer to as manufacturing facilities, serving a diverse base of over 100,000 customers. We are the successor to Mail-Well, Inc. and were re-incorporated in Colorado in 1997.

   Our business strategy has been and continues to be focused on pursuing strategic acquisitions, improving our cost structure and providing a diverse quality product offering portfolio to our customers. We believe this strategy has allowed us to diversify our revenue base, maintain our low cost producer focus and deliver quality product offerings to our customers. Through our execution of this strategy over the past six years, we have made investments in our businesses through fourteen acquisitions of companies that were either highly complementary to our existing operations or provided entry into new niche print related markets. These acquisitions along with our cost savings and restructuring plans have allowed us to mitigate significant capital expenditures by realigning our most efficient equipment throughout our manufacturing platform. Ultimately, we believe this strategy will provide value to our stakeholders. For the year ended December 31, 2011, we generated net sales of approximately $1.9 billion. For the years ended December 31, 2011, January 1, 2011 and January 2, 2010, we incurred net losses of approximately $8.6 million, $186.4 million and $30.9 million, respectively.  Our common shares are traded on the New York Stock Exchange under the symbol “CVO” and as of April 16, 2012 we had an equity market capitalization of approximately $161.7 million.

Business Segments

                   We operate our business in two complementary segments:

•	Envelopes and Labels; and

                      •      Commercial Printing.

Envelopes and Labels

                  We are the largest North American envelope manufacturer, a leading labels provider and the largest North American prescription labels manufacturer for retail pharmacy chains. Our envelopes and labels segment represented approximately 55% of our net sales for the year ended 2011, and primarily specializes in the design, manufacturing and printing of:

•	Direct mail and customized envelopes developed for advertising, billing and remittance;

•	Custom labels; and

•	Stock envelopes and labels.

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Our envelopes and labels segment serves customers ranging from Fortune 50 companies to middle market and small companies serving niche markets. We offer direct mail products used for customer solicitations and custom envelopes used for billing and remittance by end users including banks, brokerage firms and insurance and credit card companies. We print a diverse line of custom labels for a broad range of industries including manufacturing, warehousing, packaging, food and beverage, and health and beauty, which we sell through extensive networks within the resale channels. We also produce pressure-sensitive prescription labels for the retail pharmacy chain market. We also provide direct mail and overnight packaging labels, food and beverage labels, and shelf and scale labels for national and regional customer accounts. We produce a broad line of stock envelopes and labels that are sold through independent distributors, contract stationers, national catalogs for the office products market, office products superstores and quick printers.

In 2011, we began exploring our opportunities to divest of certain non-strategic or underperforming businesses within our manufacturing platform. As a result, in the fourth quarter of 2011, the financial results of our documents and forms business as well as our wide-format papers business have been accounted for as discontinued operations, which we refer to collectively as the Discontinued Operations, resulting in our historical consolidated balance sheets, statement of operations and statement of cash flows being reclassified to reflect these discontinued operations separately from our continuing operations.

    In January of 2012, we completed the sale of the wide-format papers business for cash proceeds of approximately $4.7 million. In February of 2012, we completed the sale of our documents and forms business for cash proceeds of approximately $40.0 million, of which $4.0 million will be held in escrow for a period of time subject to terms of the sale agreement.

Commercial Printing

We are one of the leading commercial printing companies in North America and one of the largest providers of end-to-end, content management solutions to scientific, technical and medical journals, which we refer to as STM journals. Our commercial printing segment represented approximately 45% of our net sales for the year ended 2011, providing print, design, content management, fulfillment and distribution offerings, including:

•	High-end color printing of a wide range of premium products for major national and regional customers;

•	General commercial printing products for regional and local customers;

•	STM journals, special interest and trade magazines for not-for-profit organizations, educational institutions and specialty publishers; and

•	Specialty packaging and high quality promotional materials for multinational consumer products companies.

Our commercial printing segment primarily caters to the consumer products, pharmaceutical, financial services, publishing, and telecommunications industries, with customers ranging from Fortune 50 companies to middle market and small companies operating in niche markets. We provide a wide array of commercial print offerings to our customers including electronic prepress, digital asset archiving, direct-to-plate technology, high-quality color printing on web and sheet-fed presses and digital printing. The broad selection of commercial printing products we produce also includes specialty packaging, full body shrink sleeves, journals and specialized periodicals, annual reports, car brochures, direct mail products, advertising literature, corporate identity materials and brand marketing materials. In our journal and specialty magazine business, we offer complete solutions, including editing, content processing, content management, electronic peer review, production, distribution and reprint marketing. Our primary customers for our specialty packaging and promotional products are pharmaceutical, apparel, tobacco, neutraceutical and other large multi-national consumer product companies.

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Our Competitive Strengths

We believe that our leading market positions in the printing industry are due to the following competitive strengths:

Competitive Market Positions. We are one of the largest publicly-traded printing companies with leading market positions in several niche product markets including custom labels, prescription labels, specialty packaging and end to end content management. We are one of the largest providers of editorial, content processing and production assistance to the STM journal publishing market, and the largest North American envelope manufacturer. Our leadership position in the segments in which we compete allows us to create well-known, high quality products, leverage the scale of our operating platform and develop loyal customers, while pursuing a low-cost provider strategy.

Comprehensive Product Offering. We have an extensive range of equipment that allows us to produce a wide variety of well-known, high quality products ranging from pharmaceutical labels to customized direct mail envelopes to premium full-color brochures and annual reports. We offer a wide range of printing capabilities, including direct-to-plate technology, high color printing on our web and sheet-fed presses, digital and variable printing, and print fulfillment and distribution. Over the past several years, our products have been recognized both locally and nationally, winning awards such as 2011 Gold Ink Award for Brochures, 2011 Excellence in Flexography Award from the Flexographic Technical Association, Best in Category Award at the PIA/MidAmerica’s 2011 Graphex Awards. More importantly, we have been recognized by our customers with such awards as the 2011 OfficeMax Vendor of the Year Award for our Quality Park Division.

Extensive Operating Platform and Significant Economies of Scale. We currently operate one of North America’s largest print, envelope and labels manufacturing and distribution networks, with over 65 manufacturing facilities. Our extensive network has a broad geographic footprint that is designed to cost-effectively deliver high quality products to our customers on a quick turn basis. Our network has also enabled us to increase sales to national customers who benefit from the logistical solutions we provide to deliver our products for them in multiple regions of the United States. Further, we also believe that our multiple locations and press capabilities, in combination with our product mix and diverse customer base, facilitate greater capacity utilization and enhance our risk mitigation efforts. The scale of our platform gives us the opportunity to redeploy equipment more efficiently, thereby maximizing its utility, extending its useful life and decreasing our need for capital investment.

Large and Diversified Customer Base. We have a large and diversified customer base of over 100,000 customers ranging from Fortune 50 companies to small companies serving niche markets. The customers we serve are comprised of public and privately-held companies, U.S. government agencies, non-profit organizations and educational institutions in numerous end markets, including consumer products, pharmaceutical, financial services, education, healthcare, automotive, retail and technology. Our customers rank among the world’s most well-known companies. We have established relationships with blue chip companies in both of our business segments, including General Electric, Nintendo, Merck, JP Morgan Chase & Company, Capital One, Mead Johnson, FedEx, and Starwood Hotels & Resorts. Our customer base also includes leading publishers of STM journals such as Elsevier, and Wolters Kluwer, non-profit organizations such as FASEB and the American Society for Microbiology and educational institutions such as the University of Chicago and Georgetown University Law Center. We also include among our resale distributor customers several small-to-mid-size printing franchises such as Alphagraphics and Sir Speedy, and print brokers and suppliers such as Uline and Standard Register. No single customer accounted for more than 2.8% of our net sales, while our top twenty customers accounted for approximately 26% of our net sales for the year ended December 31, 2011.

Strong Cash Flow Generation. Our management team has significantly improved our ability to generate cash flow from operations through cost-savings initiatives, emphasis on profitable growth and strategic acquisitions of complementary businesses. In addition, we have a renewed focus on reducing ongoing working capital requirements by improving sales and purchasing terms with our customers and suppliers as well as reducing our inventory balances by re-assessing our procurement processes across our manufacturing platform. Our fourteen acquisitions since 2006 brought us new manufacturing capabilities while our plant closings and consolidations have allowed us to redeploy the best equipment throughout our operating platform, allowing us to maintain annual capital expenditures between approximately 1.0% to 2.0% of net sales. As of December 31, 2011, we

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have at least $250 million of federal net operating loss tax carry-forwards that will keep us from being a full taxpayer until after 2015.  For the year ended December 31, 2011, we generated approximately $83.8 million of net cash flows from continuing operating activities.

   Experienced Management Team. Our senior management, led by Chairman and Chief Executive Officer Robert G. Burton, Sr., is one of the most seasoned teams in the industry with an average of over 20 years of printing industry experience. The management team has extensive experience in delivering cost-savings, identifying and integrating acquisitions in key markets, and increasing profitability. In his career as a senior executive, Mr. Burton has overseen more than 70 acquisitions. In addition to our cost-savings initiatives, since July 2006, our senior management team has successfully completed fourteen acquisitions.

Our Business Strategy

Our goals are to pursue disciplined growth, improve on our cost structure and provide quality product offerings to our customers. The principal features of our strategy are:

Pursue Strategic Acquisitions. We continue to selectively review opportunities to expand within growing niche markets, broaden our product offerings and increase our economies of scale through acquisitions. Our acquisition strategy is focused on product expansion or expanding our position in the current markets that we operate. We believe this focused approach to acquisitions will allow us to grow at a faster pace than the broader commercial printing industry and continue to leverage our competitive advantage by utilizing our existing infrastructure, operating expertise and customer relationships. We intend to continue practicing acquisition disciplines and pursuing opportunities for greater expected profitability and cash flow or improved operating efficiencies, such as increased utilization of our manufacturing assets. Over the past six years, we have completed fourteen acquisitions that we believe have and will continue to enhance our operating margins and deliver economies of scale. We believe our acquisition strategy will allow us to both realize increased revenue and cost-saving synergies, and apply our management expertise to improve the operations of acquired entities. For example, our 2011 acquisition of MeadWestvaco Corporation’s Envelope Product Group (“EPG”) provided manufacturing efficiencies due to EPG’s unique asset base and geographic overlap of facilities. Our 2010 acquisition of Impaxx, Inc., the sole owner of CMS Gilbreth Packaging Systems, Inc. (“Gilbreth”) expanded our specialty packaging businesses into the growing shrink sleeve market sector while our 2010 acquisition of Glyph International and its subsidiaries (“Glyph”) has further enhanced our content management operations. Our 2009 acquisition of Nashua Corporation (“Nashua”) built upon our 2006 acquisition of Rx Technology Corporation, which gave us entry into and a leading market position in the pharmaceutical labels business. Nashua further strengthened our position in the pharmaceutical labels market, while giving us access to new shelf label market customers and allowing us to further enhance our raw material purchasing power and rationalize our manufacturing platform.

Improve our Cost Structure and Profitability. We regularly assess our operations with a view toward eliminating operations that are not aligned with our core operations or are underperforming. Over the past six years, we have initiated cost savings, restructuring and acquisition integration plans that have included the closure of a significant number of manufacturing facilities throughout our operating platform and a significant number of headcount reductions. We continue to work with our core suppliers to improve all aspects of our purchasing spend and other logistical capabilities as well as to ensure a stable source of supply. We seek to lower costs through more favorable pricing and payment terms, more effective inventory management and improved communications with vendors.

Provide Quality Product Offerings. We conduct regular reviews of our product offerings, manufacturing processes and distribution methods to ensure that they meet the changing needs of our customers. We are also investing in digital and variable print technology as we have seen increased demand for these technologies from our customers. By expanding our product offerings, we intend to increase cross-selling opportunities to our existing customer base and mitigate the impact of any decline in a given market.

   Reduce Debt Leverage Levels. During 2012, we plan to continue our focus on reducing our debt leverage levels. During the third quarter of 2011, we began a plan to reduce our debt leverage levels to targeted levels through 2013. This plan will require us to continue to focus on all significant cash inflows and outflows throughout our desired timeline while

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also focusing on reducing our cash conversion cycle and improving our cash flows from operations by enhancing our inventory management and billing and collection processes. We believe that we can achieve significant cash flow from operations improvements as we implement this plan over our targeted timeline. As a result of this plan and our production process during the back half of 2011, we reduced our consolidated inventories in excess of $25.0 million. We believe that we will be able to continue to reduce our inventories to desired levels throughout 2012 as well. In addition, we believe that certain enhancements we have made and are considering making to our billing and collection process will further increase our cash flows from operations throughout 2012.

Industry Overview

   The United States printing industry is large and highly fragmented with approximately 31,200 estimated participants as reported in the second quarter 2011 United States Department of Labor Quarterly Census of Employment and Wages. This is down from approximately 32,200 participants in the second quarter of 2010. The Printing Industries of America estimated 2010 aggregate shipment revenues for the printing industry were $145 billion. The industry consists of a few large companies with sales in excess of $1 billion, several mid-sized companies with sales in excess of $100 million and thousands of smaller operations. These printing businesses operate in a broad range of sectors, including commercial printing, envelopes and labels, specialty printing, trade publishing, and specialty packaging among others. We estimate that in 2010 the ten largest North American commercial printers by revenue, as reported in the Printing Impressions 400, represented approximately 18% of total industry sales. Categories in which we do not compete include financial printing, newspaper and, as of February 10, 2012, forms printing.

Recent Developments

Discontinued Operations. On February 10, 2012, the Company completed the sale of our documents and forms business for cash proceeds of $40.0 million, of which $4.0 million will be held in escrow for a period of time subject to the terms of the sale agreement. On January 27, 2012, the Company completed the sale of its wide-format business for cash proceeds of approximately $4.7 million.

Acquisition of Nesbitt Graphics. On August 1, 2011, the Company acquired essentially all of the assets of Nesbitt Graphics, Inc. (“Nesbitt”), which had annual net sales of approximately $5.6 million prior to the acquisition by the Company. Nesbitt is a niche content management business that focuses on high end book content development and project management offerings and was acquired to further enhance the Company’s content management operations. The total preliminary purchase price was approximately $5.0 million.

Acquisition of MeadWestvaco’s Envelope Product Group. On February 1, 2011, the Company acquired the assets of EPG. EPG had over $240 million of revenue in 2010. The acquisition solidifies the Company’s top position as the largest envelope manufacturer in North America and with the addition of six manufacturing locations and four print centers that share geographic overlap with several of our existing envelope operations, the combination offers us significant opportunities to reduce costs. Synergies are expected to be realized from the combination of business operation, better utilization of the assets across the platform, leveraging purchasing spend and headcount reductions. The total purchase price was approximately $55.2 million.

Open Market Purchase of Debt Securities. In the first quarter of 2012, we purchased in the open market approximately $13.8 million, $2.0 million and $5.0 million of our 7⅞% Senior Subordinated Notes due 2013 (the “7⅞% Notes”), 8⅜% Senior Subordinated Notes due 2014 (the “8⅜% Notes”) of the Company (as successor to Cadmus Communications Corporation, a Virginia corporation) and 10½% Senior Notes due 2016 (the “10½% Notes”), respectively, and retired them for $12.2 million, $1.6 million and $4.9 million, respectively, plus accrued and unpaid interest. In connection with the retirement of these 7⅞% Notes, 8⅜% Notes and 10½% Notes, we will record a gain on early extinguishment of debt of approximately $2.1 million, which includes the write-off of $0.1 million of unamortized debt issuance costs in the first quarter of 2012.

Tender Offer and Consent Solicitation and Redemptions. In March and April 2012, we completed cash tender offers and consent solicitations and other private transactions for our outstanding 10½% Notes, 7⅞% Notes and 8⅜% Notes. As a result, we purchased $165.0 million, $121.7 million and $23.2 million aggregate principal amount of 10½% Notes, 7⅞% Notes and 8⅜% Notes, respectively.  As of the date hereof, there remain outstanding $0.0 million, $149.5 million and a de minimis aggregate principal amount of such notes, respectively.

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Senior Exchangeable Notes Due 2017. On March 28, 2012, we sold $86.25 million aggregate principal amount of senior exchangeable notes due May 15, 2017 (the “Exchangeable Notes”) by means of an offering memorandum. The Company will pay interest on the Exchangeable Notes at a rate of 7.00%, payable in cash semi-annually in arrears on May 15 and November 15 of each year beginning November 15, 2012. The Exchangeable Notes are fully and unconditionally guaranteed on a senior basis by Parent Company and substantially all of the Company’s North American subsidiaries. The Exchangeable Notes and the guarantees are the Company’s and the guarantors’ unsecured senior obligations. Holders may exchange their notes for shares of common stock of Parent Company at their option at any time prior to the close of business on the business day immediately preceding the stated maturity date.

Additional Information

Our address is One Canterbury Green, 201 Broad Street Stamford, CT 06901, (203) 595-3000. We maintain a website at http://www.cenveo.com. Information included on or accessible through our website does not constitute a part of this prospectus and the reference to our website does not constitute incorporation by reference of such information, and you should not rely on such information.

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Summary of the Terms of the Exchange Offer

On March 28, 2012, Cenveo Corporation completed the private offering of the outstanding notes. In this prospectus, the term “outstanding notes” refers to the 11½% Senior Notes due 2017,which were issued in the private offering. The term “exchange notes” refers to 11½% Senior Notes due 2017, which are registered under the Securities Act of 1933, as amended (the “Securities Act”).

The following is a brief summary of the material terms of this exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

The Exchange Offer	Cenveo Corporation is offering to exchange up to:

$225 million in aggregate principal amount of our 11½% Senior Notes due 2017 that have been registered under the Securities Act for an equal aggregate principal amount of our outstanding unregistered 11½% Senior Notes due 2017.

The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer. We issued the outstanding notes under an indenture which grants you a number of rights. The exchange notes also will be issued under that indenture and you will have the same rights under the indenture as the holders of the outstanding notes. See “Description of the Exchange Notes.”

You may only exchange outstanding notes in denominations of $2,000 and any integral multiples of $1,000.
Accrued Interest on the Exchange Notes
Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the outstanding notes or, if no interest was paid on the outstanding notes, from the date of issuance of the outstanding notes, which was March 28, 2012.  Holders whose outstanding notes are accepted for exchange will not receive any payment in respect of accrued interest on such outstanding notes otherwise payable on any interest payment date after consummation of the exchange offer and, in lieu thereof, will receive payment with respect to accrued interest on the exchange notes to the extent outstanding notes or exchange notes were held on the applicable record date.

No Minimum Condition	We are not conditioning the exchange offer on the tender of any minimum principal amount of outstanding notes.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 8, 2012 unless we decide to extend the exchange offer.
Withdrawal Rights	You may withdraw your tender at any time before the exchange offer expires.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any of the conditions occurs. See “The Exchange Offer—Certain Conditions to the Exchange Offer.”

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Procedures for Tendering Outstanding Notes	If you are a holder of outstanding notes who wishes to accept the exchange offer, you must:

• complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address provided in the section “The Exchange Offer—Exchange Agent”; or

• arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

Resale Without Further Registration
We believe that you may resell or otherwise transfer the exchange notes that you receive in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act so long as you are not a broker-dealer and you meet the following conditions:

• you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act;
• you are acquiring the exchange notes issued in the exchange offer in the ordinary course of your business; and
• you have no arrangement or understanding with any person to participate in the distribution of the exchange notes.

By signing the letter of transmittal and tendering your outstanding notes or making arrangements with The Depository Trust Company as described above, you will be making representations to this effect. You may incur liability under the Securities Act if:

• any of the representations listed above are not true; and

• you transfer any exchange note issued to you in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, unless the transfer otherwise meets an exemption from the registration requirements under the Securities Act.

We do not assume, or indemnify you against, liability under these circumstances, which means that we will not protect you from any loss you incur as a result of this liability.
Restrictions on Resale by Broker-Dealers
Each broker-dealer that has received exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus in connection with any resale for a period of 180 days after the end of the exchange offer.

Special Procedures for Beneficial Owners	If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you

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wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in the section “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes
We will accept for exchange all outstanding notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay for our expenses incident to the exchange offer.
Federal Income Tax	The exchange of exchange notes for outstanding notes in the exchange offer will not be a taxable event for federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”
Effect on Holders of Outstanding Notes
As a result of this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement dated as of March 28, 2012 by and among Cenveo Corporation, Cenveo, Inc., each subsidiary guarantor and each of the initial purchasers named in the agreement and accordingly, there will be no increase in the interest rate on the outstanding notes. If you do not tender your outstanding notes in the exchange offer:

• you will continue to hold the outstanding notes and will be entitled to all the rights and limitations applicable to the outstanding notes under the indenture governing the notes, except for any rights under the registration rights agreement that terminate as a result of the completion of the exchange offer; and

• you generally will not have any further registration or exchange rights and your outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the trading market for untendered outstanding notes could be adversely affected.

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer.

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The Exchange Notes

Issuer	Cenveo Corporation
Exchange Notes Offered	Up to $225,000,000 aggregate principal amount of 11½% Senior Notes due 2017.
The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes, except that:
• the exchange notes will have been registered under the Securities Act, will not contain transfer restrictions and will not bear legends restricting their transfer;
• the exchange notes will not contain terms providing for the payment of additional interest under circumstances relating to our obligation to file and cause to be effective a registration statement;
• the exchange notes will be represented by one or more global notes in book-entry form; and
• the exchange notes will be issuable in denominations of $2,000 and any integral multiples of $1,000.
Maturity Date	The exchange notes will mature on May 15, 2017.
Interest
The exchange notes will bear interest at a rate of 11½% per annum, accruing from March 28, 2012, the issue date of the outstanding notes. Interest on the exchange notes will be payable semi-annually in cash in arrears on May 15 and November 15 of each year, commencing May 15, 2012.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by Cenveo, Inc. and substantially all of our existing and future North American subsidiaries.
Optional Redemption
On or after May 15, 2015, we may redeem the exchange notes, in whole or in part, at any time at the redemption prices described under “Description of the Exchange Notes—Optional Redemption.” We may also redeem some or all of the exchange notes before May 15, 2015 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. In addition, we may redeem up to 35% of the aggregate principal amount of the exchange notes before May 15, 2015 with the net cash proceeds from certain equity offerings at a redemption price of 111.500% of the principal amount plus accrued and unpaid interest, if any, to the redemption date.  The exchange notes will not be subject to any sinking fund provision.  See “Description of the Exchange Notes—Optional Redemption.”

Change of Control
If we experience certain kinds of changes of control, we must offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see “Description of the Exchange Notes— Repurchase at the Option of Holders—Change of Control.”

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Mandatory Offer to Repurchase Following Certain Asset Sales
If we sell certain assets, under certain circumstances we must offer to repurchase the exchange notes at the prices listed under “Description of the Exchange Notes— Repurchase at the Option of Holders—Asset Sales.”

Ranking	The exchange notes and the guarantees will be our and the guarantors’ unsecured senior obligations and will:

• rank pari passu in right of payment with any of our and the guarantors’ existing and future senior indebtedness;

• rank senior in right of payment to any of our and the guarantors’ future indebtedness that expressly provides that it is junior in right of payment to the exchange notes;

• rank effectively junior to any of our and our guarantors’ secured indebtedness, including indebtedness outstanding under our 2010 Credit Facilities and second lien notes, to the extent of the value of the collateral securing such indebtedness; and

• be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the exchange notes.

After giving effect to the offering of the 11½% Senior Notes due 2017, at December 31, 2011, the Company and the guarantors would have had approximately $1.3 billion aggregate principal amount of total debt, of which $1.1 billion would have constituted senior indebtedness, (excluding $23.1 million of outstanding letters of credit) and of which $795.8 million of which is secured debt, and an additional $86.4 million available to be borrowed under the 2010 Credit Facilities.

Our non-guarantor subsidiaries had approximately $25.3 million, or approximately 1.8% of our total assets and approximately $11.2 million, or approximately 0.6% of our liabilities as reflected on the subsidiaries’ balance sheet as of December 31, 2011, had net sales of approximately $18.8 million, or approximately 1.0% of our consolidated net sales, and operating income of approximately $1.8 million, or approximately 1.5% of our consolidated operating income for the year ended December 31, 2011.

See “Description of the Exchange Notes—Ranking.”

Restrictive Covenants	The indenture governing the exchange notes contains covenants that limit our ability and certain of our subsidiaries’ ability to:
• incur additional indebtedness;

• declare or pay dividends, redeem stock or make other distributions to shareholders;

• make investments;

• create liens or use assets as security in other transactions;

• merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

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• engage in transactions with affiliates; and • sell or transfer certain assets.
These covenants are subject to a number of important qualifications and limitations, which are described under the caption “Description of the Exchange Notes—Certain Covenants.”
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.
Trading
The exchange notes are a new issuance of securities for which there currently is no established trading market.  We do not intend to apply for listing of any of the exchange notes on any securities exchange or for quotation through any annotated quotation system, and a trading market for the exchange notes may not develop.

Further Issuances
We may, without the consent of the Holders, issue more notes under the Indenture on the same terms and conditions as the notes being offered hereby in an unlimited principal amount. Any such additional notes that are actually issued will be treated as issued and outstanding notes (and as the same class as the initial notes) for all purposes of the Indenture. As a result of such issuances, which may occur during this offering, the aggregate principal amount of outstanding notes would increase.

Other
The exchange notes and any outstanding notes not exchanged for the exchange notes will constitute a single series of senior notes under the indenture and will therefore vote together as a single class for purposes of determining whether the holders of the requisite percentage in outstanding principal amount have taken certain actions or exercised certain rights under the indenture.

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RISK FACTORS

Any investment in the exchange notes involves a high degree of risk. You should carefully consider all of the information contained or incorporated by reference into this prospectus before making an investment decision. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Disclosure Regarding Forward-Looking Statements” in this prospectus.

Risks Related to Our Business

The recent United States and global economic conditions have adversely affected us and could continue to do so.

The current United States and global economic conditions have affected and, most likely, will continue to affect our results of operations and financial position. A significant part of our business relies on our customers’ printing spend. The prolonged downturn in the United States and global economy and an uncertain economic outlook has reduced the demand for printed materials and related offerings that we provide our customers. Consequently, the reductions and delays in our customers’ spending have adversely impacted and could continue to adversely impact our results of operations, financial position and cash flows. We believe the extended economic uncertainty will continue to impact our operating results. We believe it will also continue to impact our ability to manage our inventory and customer receivables. The extended uncertainty may also result in increased restructuring and related charges, impairments relating to goodwill, intangible assets and other long-lived assets, and write-offs associated with inventories or customer receivables. These uncertainties about future economic conditions in a very challenging operational environment also make it difficult for us to forecast our operating results and make timely decisions about future investments.

Our substantial level of indebtedness could impair our financial condition and prevent us from fulfilling our business obligations.

We currently have a substantial amount of debt, which requires significant principal and interest payments. As of our year ended 2011, our total indebtedness was approximately $1.2 billion. Our level of indebtedness could affect our future operations, for example by:

•
requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on indebtedness instead of funding working capital, capital expenditures, acquisitions and other business purposes;

•	making it more difficult for us to satisfy all of our debt obligations, thereby increasing the risk of triggering a cross-default provision;

•	increasing our vulnerability to economic downturns or other adverse developments relative to less leveraged competitors;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions or other corporate purposes in the future; and

                      •      increasing our cost of borrowing to satisfy business needs.

We may be unable to service or refinance our debt.

    Our ability to make scheduled payments on, or to reduce or refinance, our indebtedness will depend on our future financial and operating performance, and prevailing market conditions. Our future performance will be affected by the impact of general economic, financial, competitive and other factors beyond our control, including the availability of financing

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 in the banking and capital markets. We cannot be certain that our business will generate sufficient cash flow from operations in an amount necessary to service our debt. If we are unable to meet our debt obligations or to fund our other liquidity needs, we will be required to restructure or refinance all or a portion of our debt to avoid defaulting on our debt obligations or to meet other business needs. Such a refinancing of our indebtedness could result in higher interest rates, could require us to comply with more onerous covenants that further restrict our business operations, could be restricted by another one of our debt instruments outstanding, or refinancing opportunities may not be available at all. As of December 31, 2011, after giving pro forma effect to the offering of the 11½% Senior Notes due 2017 and the use of proceeds from such offering, we will have a significant amount of debt with near term maturities, including approximately $164.9 million of 7⅞% notes due December 1, 2013.

The terms of our indebtedness impose significant restrictions on our operating and financial flexibility.

Our senior second lien note indenture, along with our senior secured credit facility agreement and the indenture governing these notes, contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional indebtedness;

•	make restricted payments, including dividends and prepaying indebtedness;

•	create or permit certain liens;

•	enter into business combinations and asset sale transactions;

•	make investments, including capital expenditures;

•	amend organizational documents and change accounting methods;

•	enter into transactions with affiliates; and

•	enter into new businesses.

    These restrictions could limit our ability to obtain future financing, make acquisitions or incur needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our senior secured credit facility also contains a schedule of financial ratios including a minimum interest coverage ratio that we must comply with on a quarterly basis, and maximum first lien leverage and total leverage financial ratio that we must be in compliance with at all times. Our ability to meet these financial ratios may be affected by events beyond our control, such as further deterioration in general economic conditions. We are also required to provide certain financial information on a quarterly basis. Our failure to maintain applicable financial ratios, in certain circumstances, or effective internal controls would prevent us from borrowing additional amounts, and could result in a default under our senior secured credit facility. A default could cause the indebtedness outstanding under the senior secured credit facility and, by reason of cross-acceleration or cross-default provisions, the senior subordinated, senior and senior second lien notes and any other indebtedness we may then have, to become immediately due and payable. If we are unable to repay those amounts, the lenders under our senior secured credit facility and senior second lien indenture could initiate a bankruptcy or liquidation proceeding, or proceed against the collateral granted to them which secures that indebtedness. If the lenders under our senior secured credit facility agreement and/or our senior second lien indenture were to accelerate the repayment of outstanding borrowings, we might not have sufficient assets to repay our indebtedness.

There are additional borrowings available to us that could further exacerbate our risk exposure from debt.

    Despite current indebtedness levels, we may incur substantial additional indebtedness in the future. Our senior secured credit facility and senior second lien notes indenture and the indenture governing these notes and our other debt instruments limit, but do not prohibit, us from incurring additional debt. If we incur additional debt above our current outstanding levels, the risks associated with our substantial leverage would increase.

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To the extent that we make select acquisitions, we may not be able to successfully integrate the acquired businesses into our business.

   In the past, we have grown rapidly through acquisitions. We intend to continue to pursue select acquisition opportunities within our core and niche businesses. To the extent that we seek to pursue additional acquisitions, we cannot be certain that target businesses will be available on favorable terms or that, if we are able to acquire businesses on favorable terms, we will be able to successfully integrate or profitably manage them. Successfully integrating an acquisition involves minimizing disruptions and efficiently managing substantial changes, some of which may be beyond our control. An acquisition always carries the risk that such changes, including facility and equipment location, management and employee base, policies, philosophies and procedures, could have unanticipated effects, could require more resources than intended and could cause customers to temporarily or permanently seek alternate suppliers. A failure to realize acquisition synergies and savings could negatively impact the results of both our acquired and existing operations.

A decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of assets, including goodwill, other long-lived assets and deferred tax assets.

   We have material amounts of goodwill, other long-lived assets and deferred tax assets on our consolidated balance sheet. A decline in expected profitability, particularly the impact of an extended uncertainty in the United States and global economies, could call into question the recoverability of our related goodwill, other long-lived assets, or deferred tax assets and require us to write down or write-off these assets or, in the case of deferred tax assets, recognize a valuation allowance through a charge to income tax expense.

The industries in which we operate our business are highly competitive and extremely fragmented.

   The printing industry in which we compete is highly competitive and extremely fragmented. In the commercial printing market, we compete against a few large, diversified and financially stronger printing companies, as well as smaller regional and local commercial printers, many of which are capable of competing with us on volume, price and production quality. In the envelope market, we compete primarily with a few multi-plant and many single-plant companies servicing regional and local markets. We believe there currently is excess capacity in the printing industry, which has resulted in substantial price competition that may continue as customers put product work out for competitive bid. We are constantly seeking ways to reduce our costs, become more efficient and attract customers. We cannot, however, be certain that these efforts will be successful or that our competitors will not be more successful in their similar efforts. If we fail to reduce costs and increase productivity, or to meet customer demand for new value-added products, services or technologies, we may face decreased revenues and profit margins in markets where we encounter price competition, which in turn could reduce our cash flow and profitability.

The printing business we compete in generally does not have long-term customer agreements, and our printing operations may be subject to quarterly and cyclical fluctuations.

   The printing industry in which we compete is generally characterized by individual orders from customers or short-term contracts. A significant portion of our customers are not contractually obligated to purchase products or services from us. Most customer orders are for specific printing jobs, and repeat business largely depends on our customers’ satisfaction with our work product. Although our business does not depend on any one customer or group of customers, we cannot be sure that any particular customer will continue to do business with us for any period of time. In addition, the timing of particular jobs or types of jobs at particular times of year may cause significant fluctuations in the operating results of our various printing operations in any given quarter. We depend to some extent on sales to certain industries, such as the financial services, advertising, pharmaceutical, automotive and office products industries. To the extent these industries experience downturns, the results of our operations may be adversely affected.

Factors affecting the United States Postal Service can impact demand for our products.

Postal costs are a significant component of many of our customers’ cost structure. Historically, increases in postal rates have resulted in reductions in the volume of mail sent, including direct mail, which is a meaningful portion of our envelope volume. As postal rate increases in the United States are outside our control, we can provide no

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assurance that any future increases in United States postal rates will not have a negative effect on the level of mail sent or the volume of envelopes purchased. Additionally, the United States Postal Service has also indicated the potential need to reduce delivery days from six to five. We can provide no assurance that such a change would not impact our customers’ decisions to use direct mail products, which may in turn cause a decrease in our revenues and profitability.

   Factors other than postal rates that affect the volume of mail sent through the United States postal system may also negatively affect our business. Congress enacted a federal “Do Not Call” registry in response to consumer backlash against telemarketers and is contemplating enacting so-called “anti-spam” legislation in response to consumer complaints about unsolicited e-mail advertisements. If similar legislation becomes enacted for direct mail advertisers, our business could be adversely affected.

The availability of the internet and other electronic media may adversely affect our business.

   Our business is highly dependent upon the demand for envelopes sent through the mail. Such demand comes from utility companies, banks and other financial institutions, among other companies. Our printing business also depends upon demand for printed advertising among other products. Consumers increasingly use the internet and other electronic media to purchase goods and services, and for other purposes, such as paying bills and obtaining electronic versions of printed product. The level of acceptance of electronic media by consumers as well as the extent that consumers are replacing traditional printed reading materials with internet hosted media content or e-reading devices is difficult to predict. Advertisers use the internet and other electronic media for targeted campaigns directed at specific electronic user groups. We cannot be certain that the acceleration of the trend towards electronic media will not cause a decrease in the demand for our products. If demand for our products decreases, our cash flow or profitability could materially decrease.

Increases in paper costs and any decreases in the availability of our raw materials could have a material adverse effect on our business.

Paper costs represent a significant portion of our cost of materials. Changes in paper pricing generally do not affect the operating margins of our commercial printing business because the transactional nature of the business allows us to pass on most announced increases in paper prices to our customers. However, our ability to pass on increases in paper prices is dependent upon the competitive environment at any given time. Paper pricing also affects the operating margins of our envelopes and labels business. We have historically been less successful in immediately passing on such paper price increases due to several factors, including contractual restrictions in certain cases and the inability to quickly update catalog prices in other instances. Moreover, rising paper costs and their consequent impact on our pricing could lead to a decrease in demand for our products.

   We depend on the availability of paper in manufacturing most of our products. During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers. In the past, we have occasionally experienced minor delays in delivery. Any future delay in availability could negatively impact our cash flow and profitability.

We depend on good labor relations.

As of our year ended 2011, we have approximately 8,400 employees worldwide, of which approximately 19% of our employees are members of various local labor unions. If our unionized employees were to engage in a concerted strike or other work stoppage, or if other employees were to become unionized, we could experience a disruption of operations, higher labor costs or both. A lengthy strike could result in a material decrease in our cash flow or profitability.

Environmental laws may affect our business.

Our operations are subject to federal, state, local and foreign environmental laws and regulations, including those relating to air emissions, wastewater discharge, waste generation, handling, management and disposal, and remediation of contaminated sites. Currently unknown environmental conditions or matters at our existing and prior facilities, new laws and regulations, or stricter interpretations of existing laws and regulations could result in increased compliance or remediation costs that, if substantial, could have a material adverse effect on our business or operations in the future.

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We are dependent on key management personnel.

Our success will depend to a significant degree on our executive officers and other key management personnel. We cannot be certain that we will be able to retain our executive officers and key personnel, or attract additional qualified management in the future. In addition, the success of any acquisitions we may pursue may depend, in part, on our ability to retain management personnel of the acquired companies. We do not carry key person insurance on any of our managerial personnel.

We depend upon our information technology systems.

We are increasingly dependent on information technology systems to process transactions, manage inventory, purchase, sell and ship goods on a timely basis and maintain cost-efficient operations. We use information systems to support decision making and to monitor business performance. Our information technology systems depend on global communications providers, telephone systems, hardware, software and other aspects of internet infrastructure that can experience significant system failures and outages. Our systems are susceptible to outages due to fire, floods, power loss, telecommunications failures and similar events. Despite the implementation of network security measures, our systems are vulnerable to computer viruses and similar disruptions from unauthorized tampering with our systems. The occurrence of these or other events could disrupt or damage our information technology systems and inhibit internal operations, the ability to provide customer service or provide management with accurate financial and operational reports essential for making decisions at various levels of management.

We have expanded our international operations and there are risks associated with operating outside of the United States.

   In 2010, we expanded our Canadian print operations and our Indian content management operations via acquisition. Our anticipated future annual net sales generated outside of the United States will be approximately five percent of our annual consolidated net sales. There are risks inherent with conducting business outside of the United States, including the impact of economic and political instabilities as well as the impact of changes to tax or regulatory laws. In addition, we may be impacted by significant changes in foreign currency rates, which could negatively impact our net sales, profitability or cash flows.

Risks Relating to the Exchange Notes and This Exchange Offer

We cannot assure you that an active trading market will develop for the exchange notes.

   The exchange notes will be new securities for which there is currently no public market.  Further, we do not intend to apply for listing of the exchange notes on any securities exchange or for quotation on any automated dealer quotation system.  Accordingly, notwithstanding any existing market for the outstanding notes, a market may not develop for the exchange notes, and if a market does develop, it may not be sufficiently liquid for your purposes.  If an active, liquid market does not develop for the exchange notes, the market price and liquidity of the exchange notes may be adversely affected.

   The liquidity of the trading market, if any, and future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.  The market for the exchange notes may be subject to disruptions that could have a negative effect on the holders of the exchange notes, regardless of our operating results, financial performance or prospects.

If you do not exchange your outstanding notes pursuant to the exchange offer, you will continue to have restrictions on your ability to resell them.

   The outstanding notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.  If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless they

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are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.  In addition, once the exchange offer has terminated, we will no longer be under an obligation to register the outstanding notes under the Securities Act except in the limited circumstances provided in the exchange and registration rights agreement.  In addition, to the extent that outstanding notes are tendered for exchange and accepted in the exchange offer, any trading market for the untendered and tendered but unaccepted outstanding notes could be adversely affected.

Risks Related to the Notes

The notes are not secured by assets and the indebtedness under our 2010 Credit Facilities or our 2018 Notes are entitled to remedies available to secured lenders which gives them priority over holders of the notes. The notes are effectively subordinated to such senior secured indebtedness.

The notes are not secured. The notes and the guarantees are effectively subordinated in right of payment to all of our and our subsidiary guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness. Indebtedness under our 2010 Credit Facilities and our 8⅞% senior second lien notes due 2018 (the “8⅞% Notes”) are secured by liens on our assets. If we or any of our guarantors liquidates, dissolves or declares bankruptcy, or if payment under the 2010 Credit Facilities or any of our other secured debt is accelerated, our secured creditors would be entitled to exercise the remedies available to a secured creditor under applicable law and will have a claim on those assets before the holders of the notes. The guarantees are unsecured senior obligations of the guarantors, and in the event of the bankruptcy or insolvency of a guarantor, such guarantor’s secured creditors will have a prior secured claim to any collateral securing the debt owed to them. Such guarantor’s unsecured senior creditors will also have a prior claim to that of the holders of the notes. As of December 31, 2011, we and the guarantors had approximately $766.0 million of senior secured debt outstanding, including the 2010 Credit Facilities, to which the notes and the guarantees are effectively subordinated, with an additional $126.9 million available under our 2010 Credit Facilities.

A default under any of the agreements governing our indebtedness could result in a default and acceleration of indebtedness under other agreements.

The agreements governing our indebtedness, including the 2010 Credit Facilities, the indentures governing the notes, the 8⅞% Notes and the Senior Exchangeable Notes due 2017, contain cross default provisions whereby a default under one agreement could result in a default and acceleration of our repayment obligations under other agreements. If a cross-default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on commercially reasonable terms or acceptable terms. If some or all of our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our 2010 Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our 2010 Credit Facilities and the indentures governing the notes offered hereby and our senior second lien notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our 2010 Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our 2010 Credit Facilities to avoid being in default. If we breach our covenants under our 2010 Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our 2010 Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

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Your right to receive payment on the notes is structurally subordinated to the obligations of our non-guarantor subsidiaries.

Substantially all of our existing and future domestic subsidiaries guarantee our obligations under the notes on a senior unsecured basis. However, our foreign subsidiaries are not required by the indenture to guarantee the notes. Our non-guarantor subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the notes or the guarantees of the notes or to provide us or the guarantors with funds for our payment obligations. Our cash flow and our ability to service our debt, including the notes, depend in part on the earnings of our non-guarantor subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. For the year ended December 31, 2011, our non-guarantor subsidiaries had net sales of approximately $18.8 million, or approximately 1.0% of our consolidated net sales for the period, and operating income of approximately $1.8 million, or approximately 1.5% of our consolidated operating income for the period. As of December 31, 2011, our non-guarantor subsidiaries had assets of approximately $25.3 million, or approximately 1.8% of our consolidated assets and approximately $11.2 million, or approximately 0.6% of our liabilities.

The notes are structurally subordinated to all current and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, and the claims of creditors of those subsidiaries, including trade creditors, have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us or our guarantor subsidiaries. As of December 31, 2011, the non-guarantor subsidiaries had approximately $11.2 million of total indebtedness and other liabilities, including trade payables.

If we undergo a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, holders of the notes will have the right to require us to purchase all or any part of such holders’ notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the date of purchase. The events that constitute a change of control under the indenture may also constitute:

•	a default under our 2010 Credit Facilities, which prohibit the purchase of the notes by us, unless and until our indebtedness under our 2010 Credit Facilities is repaid in full; and

•
a change of control under the indentures governing our 8⅞% Notes and any debt securities that remain outstanding under the 7⅞% Notes and 8⅜% Notes, which would give the holders of such notes the right to require us to purchase all or any part of such notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any to the date of purchase, as well as a change of control under the indenture governing the Exchangeable Notes, which would give the holders of such notes the right to require us to purchase all or any part of such notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the purchase date.

There can be no assurance that either we or our guarantor subsidiaries would have sufficient financial resources available to satisfy all of our or their obligations under the notes or the related guarantees and our 2010 Credit Facilities in the event of a change of control. In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a change of control that would trigger a holder’s right to require the Company to make an change of control offer as described above. Our failure to purchase the notes as required under the indenture governing the notes would result in a

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default under that indenture and under our 2010 Credit Facilities and could result in a default under the indentures governing the outstanding senior notes, which could have material adverse consequences for us and the holders of the notes. See “Description of the Exchange Notes—Change of Control.” Any additional credit agreements or other agreements relating to indebtedness to which the Company becomes a party may contain similar restrictions and provisions.

The definition of change of control, as defined in the indenture governing the notes, includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another person or group may be uncertain.

The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency.

We have incurred substantial debt, including our outstanding senior notes, senior subordinated notes, senior second lien notes and our 2010 Credit Facilities. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors’ issuance of the guarantees. To the extent that a court were to find that:

(1)	the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor; or

(2)	we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantees;

and that we or a guarantor

(A)	was insolvent;

(B)	was rendered insolvent by reason of the issuance of the notes or a guarantee;

(C)	was engaged or about to engage in a business or transaction for which our or its remaining assets constituted unreasonably small capital; or

(D)	intended to incur, or believed that we would incur, debts beyond our or its ability to pay those debts as they matured;

then the court could void the notes and the guarantees or subordinate the notes or the guarantees in favor of our of the guarantors’ others creditors. Furthermore, to the extent that the notes or a guarantee were voided as a fraudulent conveyance or held unenforceable for any other reason:

•	claims of holders of the notes against us or a guarantor would be adversely affected;

•	the notes or the guarantees would be effectively subordinated to all obligations of our other creditors or the creditors of the guarantor; and

•	the other creditors would be entitled to be paid in full before any payment could be made on the notes or the guarantees.

The obligations of each guarantor will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantors’ obligations or reduce such obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

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The notes were issued with more than a de minimis amount of OID.

The outstanding notes were, and the exchange notes will be, treated as issued with more than a de minimis amount of OID for U.S. federal income tax purposes. A holder of the notes subject to U.S. federal income tax will generally be required to include OID in their gross income (as ordinary income) as it accrues in advance of the receipt of cash payments attributable to such income using the constant yield method, regardless of such holder’s regular method of accounting for U.S. federal income tax purposes. See “Certain United States Federal Tax Consequences.”

If we file a bankruptcy petition, or if a bankruptcy petition is filed against us, you may receive a lesser amount for your claim under the notes than you would have been entitled to receive under the Indenture governing the notes.

If we file a bankruptcy petition under the United States Bankruptcy Code after the issuance of the notes, or if such a bankruptcy petition is filed against us, your claim against us for the principal amount of your notes may be limited to an amount equal to:

•	the original issue price for the notes; and

•	the portion of OID that does not constitute “unmatured interest” for purposes of the United States Bankruptcy Code.

Any OID that was not amortized as of the date of any bankruptcy filing would constitute unmatured interest. Accordingly, under these circumstances, you may receive a lesser amount than you would have been entitled to receive under the terms of the Indenture governing the notes, even if sufficient funds are available.

We cannot be sure that a market for the notes, if any, will develop or continue.

We cannot assure you as to:

•	the liquidity of any trading market for the notes;

•	your ability to sell your notes; or

•	the price at which you may be able to sell your notes.

The notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high-yield securities.

The initial purchasers have advised us that they presently intend to make a market in the notes as permitted by applicable law. The initial purchasers are not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of the initial purchasers. As a result, you cannot be sure that an active trading market will develop for the notes.

    Prior to completion of a registered exchange offer for the notes, the notes may not be publicly offered, sold or otherwise transferred in any jurisdiction where registration may be required. Under the exchange and registration rights agreement applicable to the notes, we have agreed to use our best efforts to exchange the notes for equivalent registered securities or, in some circumstances, to register resales of the notes under the Securities Act. However, we may not be successful in consummating the exchange or having the registration statement declared effective.

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USE OF PROCEEDS

We will not receive any proceeds from the exchange of the exchange notes for the outstanding notes pursuant to the exchange offer.  Any outstanding notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.  Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges of the Company for the periods indicated.  For purposes of computing the ratio of earnings to fixed charges, earnings represents income (loss) from continuing operations before income taxes and fixed charges.  Fixed charges represents interest expense, including amortization of debt discount and debt issuance costs and such portion of rental expense that represents an appropriate interest factor.

	Year ended December 29, 2007	Year ended January 3, 2009	Year ended January 2, 2010	Year ended January 1, 2011	Year ended December 31, 2011
Ratio of Earnings to Fixed Charges	1.2x	— (1)	— (1)	— (1)	1.1x

(1)
For the years ended January 3, 2009, January 2, 2010 and January 1, 2011, earnings were inadequate to cover fixed charges by approximately $333.4 million, $70.6 million and $250.9 million, respectively.

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THE EXCHANGE OFFER

   As of the date of this prospectus, $225 million in principal amount of the outstanding notes is outstanding.  This prospectus, together with the letter of transmittal, is first being sent to holders on May 10, 2012.

Purpose of the Exchange Offer

   We issued the outstanding notes on March 28, 2012 in a transaction exempt from the registration requirements of the Securities Act.  Accordingly, the outstanding notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

   In connection with the sale of the outstanding notes, we entered into a registration rights agreement, which requires us to:

•
use our commercially reasonable efforts to cause a registration statement relating to the exchange offer to be declared effective by the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act within 270 days after the date of issuance of the outstanding notes;

•	after the effectiveness of the registration statement, commence the offer of the exchange notes in exchange for surrender of the outstanding notes; and

•	keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the outstanding notes.

   We are making the exchange offer to satisfy our obligations under the registration rights agreement.  Other than pursuant to the registration rights agreement, we are not required to file any registration statement to register any outstanding notes.  Holders of outstanding notes who do not tender their outstanding notes or whose outstanding notes are tendered but not accepted in the exchange offer must generally rely on an exemption from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

   We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions.  However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties.  Based on these interpretations by the staff, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by a holder other than any holder who is a broker-dealer or an “affiliate” of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	the exchange notes are acquired in the ordinary course of the holder’s business;

•	the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	the holder is not engaged in, and does not intend to engage in a distribution of the exchange notes.

   For additional information, see “—Resale of Exchange Notes.”

   If you tender in the exchange offer for the purpose of participating in a distribution of the exchange notes, or if you are a broker-dealer who purchased the outstanding notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, you cannot rely on the interpretations by the staff of the Commission stated in these no-action letters.  Instead, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer, unless an exemption from these requirements is otherwise available.

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   Further, each broker-dealer that receives the exchange notes for its own account in exchange for the outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making or other trading activities, must acknowledge in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes.  The letter of transmittal states that by making this acknowledgment and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  We have agreed that this prospectus may be used by a broker-dealer for any resale of exchange notes issued to it in the exchange offer for a period of 180 days after the expiration date of the exchange offer.  See “Plan of Distribution.”

Terms of the Exchange

   We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $225 million in aggregate principal amount of our 11½% Senior Notes due 2017 that have been registered under the Securities Act for an equal aggregate principal amount of our outstanding unregistered 11½% Senior Notes due 2017.  The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that:

•	the exchange notes will have been registered under the Securities Act, will not contain transfer restrictions, and will not bear legends restricting their transfer;

•
the exchange notes will not contain terms providing for the payment of additional interest under circumstances relating to our obligation to file and cause a registration statement relating to the notes to be effective;

•
the exchange notes will be represented by one or more global notes in book-entry form unless exchanged for notes in definitive certificated form under the limited circumstances described under “Description of the Exchange Notes—Global Notes and Book-Entry System”; and

•	the exchange notes will be issuable in denominations of $2,000 and any integral multiples of $1,000.

   The exchange notes generally will be freely transferable by holders of the exchange notes and will not be subject to the terms of the registration rights agreement.  The exchange notes will evidence the same indebtedness as the outstanding notes exchanged therefor and will be entitled to the benefits of the indenture.  For additional information, see “Description of the Exchange Notes.”

   The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes.

   The exchange notes will accrue interest from the last interest payment date on which interest was paid on the outstanding notes or, if no interest was paid on the outstanding notes, from the date of issuance of the outstanding notes, which was on March 28, 2012.  Holders whose outstanding notes are accepted for exchange will not receive any payment in respect of accrued interest on such outstanding notes otherwise payable on any interest payment date after consummation of the exchange offer and, in lieu thereof, will receive payment with respect to accrued interest on the exchange notes to the extent outstanding notes or exchange notes were held on the applicable record date.

   Tendering holders of the outstanding notes will not be required to pay brokerage commissions or fees or transfer taxes, except as specified in the instructions in the letter of transmittal, with respect to the exchange of the outstanding notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

   The exchange offer will expire at 5:00 p.m., New York City time, on June 8, 2012, unless we, in our sole discretion, have extended the period of time for which the exchange offer is open.  The time and date, as it may be extended, is referred to herein as the “expiration date.”  The expiration date will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.  We expressly reserve the right, at any time or from time to time, to extend the period of time during which the

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exchange offer is open, and thereby delay acceptance for exchange of any outstanding notes.  We may extend the expiration date by giving written notice of the extension to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  During the extension, all outstanding notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

   We expressly reserve the right to:

•
terminate or amend the exchange offer and not to accept for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the events specified in “—Certain Conditions to the Exchange Offer” which have not been waived by us; and

•
amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to the holders of the outstanding notes, whether before or after any tender of the outstanding notes.

   If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give written notice to the holders of the outstanding notes and the exchange agent as promptly as practicable.

   For purposes of the exchange offer, a “business day” means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m.  through 12:00 midnight, New York City time.  Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the outstanding notes promptly following the expiration date.

Procedures for Tendering Outstanding Notes

   Our acceptance of outstanding notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal.  All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal.

   A holder of outstanding notes may tender the outstanding notes by:

•	properly completing and signing the letter of transmittal;

•	properly completing any required signature guarantees;

•	properly completing any other documents required by the letter of transmittal; and

•
delivering all of the above, together with the certificate or certificates representing the outstanding notes being tendered, to the exchange agent at its address set forth below at or prior to 5:00 p.m., New York City time, on the expiration date; or

•	complying with the procedure for book-entry transfer described below; or

•	complying with the guaranteed delivery procedures described below.

   The method of delivery of outstanding notes, letters of transmittal and all other required documents is at the election and risk of the holders.  If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used.  In all cases, sufficient time should be allowed to ensure timely delivery.  Holders should not send outstanding notes or letters of transmittal to us.

   The signature on the letter of transmittal need not be guaranteed if:

•	tendered outstanding notes are registered in the name of the signer of the letter of transmittal; and

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•	the exchange notes to be issued in exchange for the outstanding notes are to be issued in the name of the holder; and

•	any untendered outstanding notes are to be reissued in the name of the holder.

   In any other case, the tendered outstanding notes must be:

•	endorsed or accompanied by written instruments of transfer in form satisfactory to us;

•	duly executed by the holder; and

•
the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an “eligible institution” that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act.

   If the exchange notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the outstanding notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

   The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the outstanding notes at The Depository Trust Company, the “book-entry transfer facility,” for the purpose of facilitating the exchange offer.  We refer to The Depository Trust Company in this prospectus as “DTC.”  Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with the book-entry transfer facility’s procedures for the transfer.  Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent’s message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below under “—Exchange Agent” prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

   The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program.  We refer to the Automated Tender Offer Program in this prospectus as “ATOP.”  Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer.  DTC will then send an agent’s message.

   The term “agent’s message” means a message which:

•	is transmitted by DTC;

•	received by the exchange agent and forming part of the book-entry transfer;

•	states that DTC has received an express acknowledgment from a participant in DTC that is tendering outstanding notes which are the subject of the book-entry transfer;

•	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

•	states that we may enforce the agreement against the participant.

   If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or outstanding notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender if the exchange agent has received at its address set forth below on or prior to

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the expiration date, a letter, telegram or facsimile transmission, and an original delivered by guaranteed overnight courier, from an eligible institution setting forth:

•	the name and address of the tendering holder;

•	the names in which the outstanding notes are registered and, if possible, the certificate numbers of the outstanding notes to be tendered; and

•
a statement that the tender is being made thereby and guaranteeing that within three business days after the expiration date, the outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at the book-entry transfer facility and an agent’s message, will be delivered by the eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

   Unless outstanding notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when:

•
the tendering holder’s properly completed and duly signed letter of transmittal, or a properly transmitted agent’s message, accompanied by the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at the book-entry transfer facility is received by the exchange agent; or

•	a notice of guaranteed delivery or letter, telex or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

   Issuances of exchange notes in exchange for outstanding notes tendered pursuant to a notice of guaranteed delivery or letter, telex or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal and any other required documents and the tendered outstanding notes or a confirmation of book-entry and an agent’s message.

   All questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding.  We reserve the absolute right to reject any and all tenders of any outstanding notes not properly tendered or not to accept any outstanding notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.  The interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine.  Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

   If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, the outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the outstanding notes.

   If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

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   By tendering, each holder represents to us that, among other things:

•	the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder;

•	the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

   Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.  See “Plan of Distribution.”

Terms and Conditions of the Letter of Transmittal

   The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

   The party tendering outstanding notes for exchange notes exchanges, assigns and transfers the outstanding notes to us and irrevocably constitutes and appoints the exchange agent as the party’s agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged.  We refer to the party tendering notes herein as the “transferor.”  The transferor represents and warrants that the transferor has full power and authority to tender, exchange, assign and transfer the outstanding notes and to acquire exchange notes issuable upon the exchange of the tendered outstanding notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.  The transferor also warrants that the transferor will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of the outstanding notes on the account books maintained by a book-entry transfer facility.  The transferor further agrees that the acceptance of any tendered outstanding notes by us and the issuance of exchange notes in exchange for outstanding notes will constitute performance in full by us of various of our obligations under the registration rights agreement.  All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

   The transferor certifies that the transferor: is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; is acquiring the exchange notes offered hereby in the ordinary course of the transferor’s business; and has no arrangement with any person to participate in the distribution of the exchange notes.

  Each holder, other than a broker-dealer, must acknowledge that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.  Each transferor which is a broker-dealer receiving the exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.  By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Withdrawal Rights

   Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m. New York City time, on the expiration date.

   For a withdrawal to be effective, a written notice of withdrawal sent by telex, facsimile transmission, or letter must be received by the exchange agent at the address set forth in this prospectus before 5:00 p.m. New York City time, on the expiration date.  Any notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

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•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•	include a statement that the holder is withdrawing the holder’s election to have the outstanding notes exchanged;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the person who tendered the outstanding notes.

   The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of the notice of withdrawal.  If outstanding notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes or otherwise comply with the book-entry transfer facility procedure.  All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.

   Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.  Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder.  In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the outstanding notes will be credited to an account with the book-entry transfer facility specified by the holder.  In either case, the outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer.  Properly withdrawn outstanding notes may be retendered by following one of the procedures described in “—Procedures for Tendering Outstanding Notes” at any time before the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

   Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, on the expiration date, all outstanding notes properly tendered and not validly withdrawn and will issue or cause to be issued the exchange notes promptly after such acceptance.  See the discussion under “—Certain Conditions to the Exchange Offer” for more detailed information.  For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, and if, we have given written notice of our acceptance to the exchange agent.

   For each old note accepted for exchange, the holder of the outstanding note will receive an exchange note having a principal amount equal to that of the surrendered old note.

   In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after:

•
timely receipt by the exchange agent of certificates for the outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal, or a properly transmitted agent’s message; and

•	timely receipt by the exchange agent of all other required documents.

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   If any tendered outstanding notes are not accepted for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder of the outstanding notes.  In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged outstanding notes will be credited to an account maintained with the book-entry transfer facility.  In either case, the outstanding notes will be returned as promptly as practicable after the expiration of the exchange offer.

Certain Conditions to the Exchange Offer

   Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by written notice to the exchange agent or by a timely press release, if, at any time before the acceptance of the outstanding notes for exchange or the exchange of the exchange notes for such outstanding notes, in our reasonable judgment any of the following conditions exists:

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	the exchange offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the Commission.

   Regardless of whether any of the conditions has occurred, we may amend the exchange offer in any manner which, in our good faith judgment, is advantageous to holders of the outstanding notes.

   The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition or we may waive any condition in whole or in part at any time and from time to time in our sole discretion.  Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time.

   If we waive or amend the conditions above, we will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of the waiver or amendment, if the exchange offer would otherwise expire within the five business-day period.  Any determination by us concerning the events described above will be final and binding upon all parties.

   The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

   Exchange Agent

   U.S. Bank National Association has been appointed as the exchange agent for the exchange offer.  All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only:
U.S. BANK NATIONAL ASSOCIATION 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance	U.S. BANK NATIONAL ASSOCIATION 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance	U.S. BANK NATIONAL ASSOCIATION 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance
By Facsimile (for Eligible Institutions only): (651) 495-8158 For Information or confirmation by Telephone: (800) 934-6802

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   You should direct questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

   Delivery to an address other than as set forth on the letter of transmittal, or transmission of instructions via a facsimile number other than the one set forth on the letter of transmittal, will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.  We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.  We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for their customers.

   We will pay the expenses incurred in connection with the exchange offer.  Such expenses include, among others, the fees and expenses of the exchange agent and trustee, registration fees, and accounting, legal, printing and related fees and expenses.

   No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus.  If given or made, such information or representations should not be relied upon as having been authorized by us.  Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, creates any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus.  The exchange offer is not being made to, and tenders will not be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction.  However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of outstanding notes in the jurisdiction.  In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer.  However, the transfer taxes will be payable by the tendering holder if:

•
certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered; or

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer.

   We will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Accounting Treatment

   For accounting purposes, we may not recognize gain or loss upon the exchange of the exchange notes for outstanding notes.  We may amortize costs incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

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Consequences of Failure To Exchange

   Holders of outstanding notes who do not exchange their outstanding notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the outstanding notes as described in the legend on the outstanding notes.  Outstanding notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms.  In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  We do not currently anticipate that we will register the outstanding notes under the Securities Act.

   Participation in the exchange offer is voluntary, and holders of outstanding notes should carefully consider whether to participate.  Holders of outstanding notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

   As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement.  Holders of outstanding notes who do not tender their outstanding notes in the exchange offer will continue to hold the outstanding notes and will be entitled to all the rights and subject to the limitations applicable to the outstanding notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer.  All untendered outstanding notes will continue to be subject to the restrictions on transfer described in the indenture.  To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes could be adversely affected.

   We may in the future seek to acquire, subject to the terms of the indenture, untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise.  We have no present plan to acquire any outstanding notes which are not tendered in the exchange offer.

Resale of Exchange Notes

   We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions.  However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties.  Based on these interpretations by the staff, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by a holder, other than any holder who is a broker- dealer or an “affiliate” of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes.

   However, any holder who:

•	is an “affiliate” of ours;

•	has an arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer; or

•	is a broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

   cannot rely on the applicable interpretations of the staff and must comply with the registration and prospectus delivery requirements of the Securities Act.  A broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an “underwriter” within the

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meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes.  Each such broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes.  For more detailed information, see “Plan of Distribution.”

Shelf Registration Statement

   If:

   (i) we are not required to file an exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy (after certain procedures have been complied with),

   (ii) for any reason the exchange offer is not consummated within 270 days following the original issuance of the outstanding notes, or

   (iii) with respect to any holder of outstanding notes that are subject to certain transfer restrictions as contemplated by the registration rights agreement

•	the holder notifies us that it is prohibited by applicable law or Commission policy from participating in the exchange offer,

•
the holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by that holder, or

•	the holder is a broker-dealer and holds outstanding notes acquired directly from us or one of our affiliates,

then, upon such Holder’s request, we will:

•
cause to be filed a shelf registration statement as promptly as practicable providing for resales of all such transfer restricted securities the holders of which have provided certain information required pursuant to the registration rights agreement; and

•	use commercially reasonable efforts to cause shelf registration statement to be declared effective by the Commission within 450 days following the original issuance of the outstanding notes.

   We will use commercially reasonable efforts to keep the shelf registration statement to the extent necessary to ensure that it is available for resales of outstanding notes by the holders of such transfer restricted securities, and to ensure that it conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of at least two years following the effective date of the shelf registration statement (or shorter period that will terminate when all the outstanding notes covered by the shelf registration statement have been sold pursuant thereto; provided, that we may for a period of up to 90 days in any 12-month period determine that the shelf registration statement is not usable under certain circumstances relating to corporate developments, public filings with the Commission and similar events, and suspend the use of the prospectus that is part of the shelf registration statement.

   Notwithstanding the foregoing, among other requirements, no holder of such transfer restricted securities may include any of their transfer restricted securities in any shelf registration statement unless and until that holder furnishes to us in writing, within 20 business days after receipt of a request therefor, such information as we may reasonably request for use in connection with the shelf registration statement or any prospectus or preliminary prospectus included therein.

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Additional Interest

   If either of the following occurs (each being referred to as a “Registration Default”):

•	the exchange offer has not been consummated within 270 business days following the original issuance of the outstanding notes, or

•
any registration statement required by the registration rights agreement  is filed and declared effective but ceases to be effective at any time after the 270th day following the original issuance of the outstanding notes with respect to an exchange offer registration statement or the 450th day following the original issuance of the outstanding notes with respect to a shelf registration statement, as the case may be.

then the interest rate borne by the applicable transfer restricted securities will increase by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will the aggregate of all such increases exceed 0.50% per annum.  Following the cure of all Registration Defaults relating to any particular transfer restricted securities, the interest rate borne by the relevant transfer restricted securities will be reduced to the original interest rate borne thereby; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the relevant transfer restricted securities will again be increased pursuant to the foregoing provisions.

   All of our obligations described above that are outstanding with respect to any transfer restricted security at the time such security ceases to be a transfer restricted security shall survive until such time as all such obligations with respect to such security shall have been satisfied in full.

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DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.”  In this description, the word “Company” refers only to Cenveo Corporation and not to the Parent Company or any subsidiaries of the Company.

The exchange notes offered hereby in exchange for the outstanding notes (which exchange notes collectively with the outstanding notes that are not exchanged in the exchange offer are referred to as the “notes”) will be issued under the indenture dated as of March 28, 2012 (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).  The following is a summary of the material terms and provisions of the exchange notes.  The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  The exchange notes are subject to all such terms, and prospective investors in the exchange notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except the exchange notes will not contain transfer restrictions, holders of exchange notes will no longer have any registration rights, and we will not be obligated to pay additional interest on the exchange notes as described in the Registration Rights Agreement.

This “Description of the Exchange Notes” is intended to be a useful overview of the material provisions of the exchange notes and the Indenture.  Since this “Description of the Exchange Notes” is only a summary, you should refer to those documents for a complete description of our obligations and your rights.  Copies of these documents have been filed with the SEC.

Brief Description of the Notes and the Guarantees

The Notes

The notes:

•	will be general senior unsecured obligations of the Company;

•	will be pari passu in right of payment to all existing and future senior unsecured and unsubordinated Indebtedness of the Company;

•	will be effectively junior to all existing and future senior secured Indebtedness of the Company to the extent of the assets securing such Indebtedness; and

•	will be unconditionally guaranteed on a general senior unsecured basis by each Guarantor.

The Guarantees

The notes will be unconditionally guaranteed on a general unsecured basis, jointly and severally, by the Parent Company and substantially all of the current North American Subsidiaries of the Parent Company (other than the Company) (the “Subsidiary Guarantors”).

The notes will be guaranteed by each new North American Subsidiary that provides a guarantee under any Credit Facilities.

The Guarantees of the notes:

•  will be general senior unsecured obligations of each Guarantor;

•  will be effectively junior to all existing and future senior secured Indebtedness of each Guarantor to the extent of the assets securing such Indebtedness; and

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•  will be pari passu in right of payment to all existing and future senior unsecured and unsubordinated Indebtedness of each Guarantor.

   As of December 31, 2011, the Company and the Guarantors had total secured Indebtedness of approximately $766.0 million, with an additional $126.9 million (net of any outstanding letters of credit) available under our Credit Facilities. The Indenture will permit the Company and the Guarantors to incur additional Indebtedness under certain circumstances.

As of the Issue Date, all of our Subsidiaries will be Restricted Subsidiaries. However, under the circumstances described below under the subheading “Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

   Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

We will issue the notes initially with a maximum aggregate principal amount of $225.0 million in denominations of $2,000 and integral multiples of $1,000. The notes will mature on May 15, 2017. Subject to our compliance with the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” we may, without the consent of the Holders, issue more notes under the Indenture on the same terms and conditions as the notes being offered hereby in an unlimited principal amount (the “additional notes”). Any such additional notes that are actually issued will be treated as issued and outstanding notes (and as the same class as the initial notes) for all purposes of the Indenture and this “Description of the Exchange Notes” unless the context indicates otherwise.

Interest on the notes will accrue at the rate of 11.50% per annum and will be payable semiannually in arrears on May 15 and November 15 commencing on May 15, 2012. We will make each interest payment to the Holders of record of the notes immediately preceding May 1 and November 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

Note Guarantees; Restrictions on Parent Company and Subsidiary Guarantors

The Guarantors, which will include the Parent Company and the Subsidiary Guarantors, will jointly and severally guarantee our obligations under the notes. The notes will be guaranteed in the future by each new North American Subsidiary that provides a guarantee under any Credit Facilities. Each Note Guarantee will be pari passu with all senior unsecured obligations of that Guarantor and to the Guarantees of that Guarantor of our future senior unsecured obligations.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not be effective to protect the Note Guarantees from being voided under fraudulent transfer law, or may eliminate the Guarantors’ obligations or reduce such obligations to an amount that effectively makes the Note Guarantees worthless. In a Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

Except in a transaction as a result of which a Subsidiary Guarantor would be released from its Note Guarantee as provided in the Indenture and described below, no Guarantor may sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or a Subsidiary Guarantor) unless:

(1) either: (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state

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thereof or the District of Columbia or the jurisdiction in which such Guarantor is organized and under the laws of which it is existing;

(2) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor), or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Guarantor under the Note Guarantees and the Indenture, as applicable, pursuant to agreements reasonably satisfactory to the Trustee; and

(3) immediately after such transaction no Default or Event of Default exists.

The Note Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation), if the Company applies the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture; or

(2) in connection with any sale of all of the capital stock of a Subsidiary Guarantor, if the Company applies the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture.

    See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

The notes may be redeemed, in whole or in part, at any time prior to May 15, 2015, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

After May 15, 2015, the Company may redeem all or a part of the notes (which includes additional notes, if any) upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Period	Redemption Price
2015	105.750%
2016 and thereafter	100.000%

In addition, prior to May 15, 2015, the Company may at its option on any one or more occasions redeem the notes (including additional notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (including additional notes, if any) originally issued at a redemption price of 111.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of such aggregate principal amount of the notes (including additional notes, if any) originally issued remains outstanding immediately after the occurrence of such redemption (other than notes held directly or indirectly by the Parent Company, the Company and its Affiliates); and

    (2) each such redemption must occur within 90 days of the date of the closing of such Equity Offering.

Mandatory Redemption

   The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

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Other Acquisitions of Notes

   The Company may acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, in accordance with applicable securities laws, so long as the acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof (provided, however, that no note will be purchased in part if such note would have a remaining principal amount of less than $2,000)) of that Holder’s notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase such Holder’s notes on the date specified in such notice (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent the provisions of any securities laws are inconsistent with the terms of the Indenture, the Company will not be deemed to have breached this covenant by complying with such laws.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The Change of Control Offer is required to remain open for at least 20 business days or for such longer period as is required by law.

The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 and at least $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

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The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain. The existing Credit Facilities prohibit the Company from repurchasing any notes pursuant to a Change of Control Offer prior to repayment in full of the Senior Debt under the existing Credit Facilities. Accordingly, if a Change of Control were to occur, there can be no assurance that the Company will have sufficient assets to satisfy its obligations under the existing Credit Facilities or, thereafter, to purchase any of the notes. In addition, under a Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a company’s board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger a Holder’s right to require the Company to make a Change of Control Offer as described above. Any additional credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. Moreover, the existing Credit Facilities contain a “change of control” provision that is similar to the provision in the Indenture relating to a Change of Control, and the occurrence of such a “change of control” would constitute a default under the existing Credit Facilities.

   In the event that a Change of Control occurs at a time when the Company is prohibited from repurchasing the notes by the existing Credit Facilities or any other agreement governing Senior Debt of the Company, the Company shall seek either to repay such Senior Debt or to obtain the requisite consents of the holders of such Senior Debt to commence a Change of Control Offer to repurchase the notes in accordance with the terms of the Indenture. If the Company is unable to obtain such consents and/or repay all such Senior Debt, the Company would remain prohibited from repurchasing any notes and, as a result, the Company could not commence a Change of Control Offer to repurchase the notes within 30 days of the occurrence of the Change of Control, which would constitute an Event of Default under the Indenture. The Company’s failure to commence such a Change of Control Offer would also constitute an event of default under the Credit Facilities which would permit the lenders thereunder to accelerate all of the Company’s Senior Debt under the Credit Facilities. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient assets to first satisfy its obligations under the Credit Facilities or other agreements relating to Senior Debt, if accelerated, and then to repurchase all of the notes that might be delivered by holders seeking to accept a Change of Control Offer. See “Risk Factors.” We may be unable to repurchase the notes if we experience a “change of control.”

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the Net Proceeds received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

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(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 180 days following the closing of such Asset Sale; and

(c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $75 million or (ii) five percent (5%) of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company and determined in accordance with GAAP (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary must apply such Net Proceeds:

(1) to be reinvested in the business of the Company or a Restricted Subsidiary;

(2) to repay or retire any Senior Debt (including, but not limited to, revolving credit borrowings in which the related commitments are terminated); or

(3) to make an offer to purchase the notes at 100% of principal amount, plus accrued and unpaid interest, if any, and if applicable, to make an offer to the holders of other Indebtedness of the Company that ranks pari passu with the notes (the “Other Debt”) and that by its terms requires the Company to make an offer to purchase such Other Debt upon consummation of an Asset Sale, to purchase such Other Debt on a pro rata basis with the notes.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to clause (3) above. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (subject to the rules and procedures of DTC).

No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

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Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness (other than Permitted Refinancing Indebtedness incurred to refund, refinance, defease or replace all or any portion of the Subordinated Notes) that is subordinated to the notes or the Note Guarantees, except a payment of interest or principal within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which internal financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (3), (5), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income (or, in each case such Consolidated Net Income is a deficit, minus 100% of such deficit) of the Company since the first day of the fiscal quarter in which the Issue Date occurs, plus

(b) the aggregate net cash proceeds received by the Company on and after the first day of the fiscal quarter in which the Issue Date occurs from the sale of Equity Interests or any Indebtedness that is convertible into Capital Stock and has been so converted, plus

(c) the aggregate cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company as capital contributions on and after the first day of the fiscal quarter in which the Issue Date occurs, plus

(d) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities, in each case, received on and after the first day of the fiscal quarter in which the Issue Date occurs by means of

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(A) the sale or other disposition (other than of the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loan advances which constitute Restricted Investments by the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e) $50 million.

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the repurchase, redemption, defeasance, retirement or other acquisition of any pari passu or subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company
or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company;

(3) the redemption, repurchase, defeasance, retirement or other acquisition of pari passu or subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding year, not to exceed an aggregate of $20 million in any calendar year);

(6) the making of any Restricted Investment, directly or indirectly, out of the net cash proceeds of substantially concurrent sales (other than to a Subsidiary) of Equity Interests of the Company;

(7) the repurchase, redemption, retirement or other acquisition of Equity Interests of the Company or any Restricted Subsidiary issued, or Indebtedness incurred, by the Company or any Restricted Subsidiary in connection with the acquisition of any Person or any assets to the former owners of such Person or assets;

(8) Permitted Payments to the Parent Company; and

(9) repayment of the Subordinated Notes using a portion of the proceeds of the offering of the 11½% Senior Notes due 2017 or the proceeds of revolving credit borrowings under the Credit Facilities.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $35 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and

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setting forth the basis upon which the calculations required by this “Restricted Payments” covenant, were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Restricted Subsidiary of Indebtedness under Credit Facilities (including amounts outstanding on the Issue Date); provided that the aggregate principal amount of all Indebtedness under such Credit Facilities (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (1)) permitted by this clause (1) does not exceed an amount equal to $570.0 million, less any repayments actually made thereunder with the Net Proceeds of Asset Sales in accordance with clause (2) of the second paragraph of the covenant described under “—Repurchase at the Option of the Holders—Asset Sales”;

(2) the incurrence by the Company and its Subsidiaries of Existing Indebtedness (excluding amounts outstanding under the Credit Agreement at the Issue Date);

(3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the notes and the Guarantees (other than additional notes);

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4)) not to exceed $50 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (1), (2), (3), (4) or (9) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to or held by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Note Guarantee of such Subsidiary Guarantor, in the case of a Subsidiary Guarantor; and

(b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a

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Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding;

(8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accrued value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $75 million;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of judgment, appeal, surety, performance and other like bonds, bankers acceptances and letters of credit provided by the Company and its Subsidiaries in the ordinary course of business (including any Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any Indebtedness referred to in this clause (10));

(11) indebtedness incurred by the Company or any of its Subsidiaries arising from agreements or their respective bylaws providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees of letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries to any Person acquiring all or a portion of such business or assets of a Subsidiary of the Company; and

(12) the incurrence by the Company of Exchangeable Notes in an amount not to exceed $86.25 million and all Permitted Refinancing Indebtedness incurred to refund, replace or refinance Indebtedness incurred pursuant to this clause (12).

   For purposes of determining compliance with this “Incurrence of Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by the Company; provided, however, that any incurrences of Indebtedness under Credit Facilities must be first applied to clause (1) above. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

Liens

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions or pay Indebtedness to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries;

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(ii) make loans or advances to the Company or any Restricted Subsidiary; or

(iii) transfer any of its properties or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities and other contractual encumbrances or restrictions in each case as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the Issue Date;

(2) the Indenture, the notes and the Note Guarantees;

(3) applicable law;

(4) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreement or instrument, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements and instruments on the date of such acquisition;

(5) purchase money obligations for property acquired in the ordinary course of business;

(6) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions, loans, advances or asset transfers by that Restricted Subsidiary pending its sale or other disposition;

(7) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) any agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Incurrence of Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the notes than the encumbrances and restrictions contained in the Indenture (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

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(11) in the case of clause (iii) of the preceding paragraph, encumbrances or restrictions:

(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or

(c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and

(12) customary restrictions on such loans, advances or transfers contained in agreements governing Permitted Investments properly made in accordance with the provisions of the Indenture.

Merger, Consolidation, or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made, expressly assumes all the obligations of the Company under the notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness.”

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation, or Sale of Assets” covenant will not apply to a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

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(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, a resolution of the Board of Directors set forth in the Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, if any; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

(2) indemnification agreements permitted by law entered into by the Company or any of its Restricted Subsidiaries with any of its Affiliates who are directors, employees or agents of the Company or any of its Restricted Subsidiaries;

(3) transactions between or among the Company and/or its Restricted Subsidiaries;

(4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

(5) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments;”

(6) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the disinterested directors of the Company, if any, in good faith;

(7) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary;

(8) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national or regional standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(9) any agreement, instrument or arrangement as in effect on the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect as compared to the applicable agreement as in effect on the Issue Date as reasonably determined in good faith by the Company); and

(10) the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (10) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the

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   Holders in any material respect than the terms of the original agreement in effect on the Issue Date as reasonably determined in good faith by the Company.

Additional Subsidiary Guarantees

   If after the Issue Date the Company or any Restricted Subsidiary of the Company acquires or creates another Restricted Subsidiary (other than a special purpose financing vehicle) and such Restricted Subsidiary is a North American Subsidiary, then at such time as such Restricted Subsidiary first becomes a Significant Subsidiary of the Company, that newly acquired or created Restricted Subsidiary must become a Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an opinion of counsel to the Trustee within 10 Business Days of the date on which it first becomes a Significant Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

   As of the Issue Date all of the Subsidiaries of the Company will be Restricted Subsidiaries. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. In addition, such designation will only be permitted if such Restricted Payment would be permitted at that time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Limitations on Issuances of Guarantees of Indebtedness

The Company will not permit any of its Restricted Subsidiaries that is not a Guarantor of the notes, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or the Parent Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary to the same extent as such Guarantee of such other Indebtedness, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness.

   Notwithstanding the preceding paragraph, any Note Guarantee of the notes will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “—Note Guarantees; Restrictions on Parent Company and Subsidiary Guarantors.” The form of the Guarantee of the notes will be attached as an exhibit to the Indenture.

Business Activities

   The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Advances to Subsidiaries

All advances to Restricted Subsidiaries that are not Guarantors made by the Company after the Issue Date will be evidenced by Intercompany Notes in favor of the Company. Each Intercompany Note will be payable upon demand and will bear interest at a rate not less than the interest rate of the notes. A form of Intercompany Note will be attached as an exhibit to the Indenture.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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Reports

Whether or not required by the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Subsidiary Guarantors separate from the financial condition and results of operations of the other Subsidiaries of the Company.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company also shall comply with the other provisions of Trust Indenture Act § 314(a).

   The foregoing reporting obligations may be satisfied by reports prepared and filed by the Parent Company on a consolidated basis under the requirements of the Exchange Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Certain Covenants—Change of Control,” “—Certain Covenants—Asset Sales,” “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Incurrence of Indebtedness”;

(4) failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity; and

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(c) in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $35 million, which judgments are not paid, discharged or stayed within 60 days following entry of judgment;

(7) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No past, present or future director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Satisfaction and Discharge of the Indenture

The Company may terminate its obligations and the obligations of the Guarantors under the notes, the Indenture, and the Guarantees when (i) either (A) all outstanding notes have been delivered to the Trustee for cancellation or (B) all such notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of (premium, if any, on) and interest to the date of deposit or

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Stated Maturity or date of redemption; (ii) the Company has paid or caused to be paid all sums then due and payable by the Company under the Indenture; and (iii) the Company has delivered an Officers’ Certificate and an opinion of counsel relating to compliance with the conditions set forth in the Indenture.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”), except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (other than nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding notes on the stated maturity or on an applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Event of Default or Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default or Default resulting from the borrowing of funds to be applied to such deposit);

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(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any Senior Debt or any other material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for, in the case of the Officers’ Certificate, clauses (1) through (7) and, in the case of the opinion of counsel, clauses (2), (3), (5) and (6) of this paragraph relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, any of the Indenture, the notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Note Guarantees or the notes may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal or premium, if any, or Liquidated Damages or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any notes payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal or premium, if any, or Liquidated Damages or interest on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Guarantee or the Indenture, or amend the provisions of the Indenture relating to the release of Guarantors, except as set forth in the Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

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Notwithstanding the preceding, without the consent of any Holder of notes, the Company and the Trustee may amend or supplement the Indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(6) to conform the text of the Indenture or the notes to any provision of this “Description of the Exchange Notes” to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of the Exchange Notes.”

Book-Entry, Delivery and Form

The notes will be delivered in the form of one or more “Global Notes.” The Global Notes will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of DTC or its nominee, who will be the Global Notes holder. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Notes directly through DTC if they are participating organizations or “participants” in such system or indirectly through organizations that are participants in such system. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated notes.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company that was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.

We expect that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the participants), the participants and the indirect participants.

Investors in the Global Notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. Investors may hold their interests in the Global Notes through organizations that are DTC participants. All interests in a Global Note may be subject to the

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procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC systems, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, Liquidated Damages (as defined under “Registration Rights”) if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. See “—Same-Day Settlement and Payment.”

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for notes in the form of certificated securities. Upon any such issuance, the Trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such

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person or persons (or the nominee of any thereof). All such certificated notes would be subject to the legend requirements described herein under “Notice to Investors.” In addition, if:

(1) We notify the Trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days, or

(2) We, at our option, notify the Trustee in writing that we elect to cause the issuance of notes in the form of certificated securities under the Indenture,

then, upon surrender by the Global Notes holder of its Global Notes, notes in such form will be issued to each person that the Global Notes holder and DTC identify as being the beneficial owner of the related notes.

Neither we nor the Trustee will be liable for any delay by the Global Notes holder or DTC in identifying the beneficial owners of notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Notes holder or DTC for all purposes.

Same-Day Settlement and Payment

The Indenture will require that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Notes holder. With respect to certificated securities, we will make all payments of principal, premium, if any, Liquidated Damages, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to us, we will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the payment agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of it for all purposes.

Concerning the Trustee

If the Trustee becomes a creditor of ours, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of at least a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, subject to certain exceptions. The Indenture provides that, in case a Default occurs and is

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continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder offers to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture (including the Guarantees of the notes) and the notes will be, as the case may be, governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

Acquired Debt means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate ” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means, as calculated by the Company, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at May 15, 2015 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through May 15, 2015 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, including sales and leasebacks, but excluding sales of inventory and equipment in the ordinary course of business consistent with past practices; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Certain Covenants—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

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(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $25 million; or (b) results in net proceeds to the Company and its Restricted Subsidiaries of less than $25 million;

(2) a transfer of assets between or among the Company and its Wholly Owned Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; and

(4) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner ” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2)(a) pounds sterling, euros or any national currency of any participating member state of the EMU; or (b) such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of not more than twelve months from the date of acquisition;

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(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500 million in the case of U.S. banks and $100 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(7) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended; and

(8) investment funds investing 90% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Company or the Parent Company, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of the Company or the Parent Company are not Continuing Directors; or

(5) the Company or the Parent Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company or the Parent Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Parent Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company or the Parent Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance. For the avoidance of doubt, the sales of the assets or stocks of Subsidiaries that the Company is currently holding for sale as part of its strategic plan will not constitute a Change of Control.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest

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component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses, including stock-based compensation provision and loss on early extinguishment of debt, of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case on a consolidated basis.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its shareholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Subsidiary thereof;

(2) the Net Income of any non-Guarantor Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that non-Guarantor Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that non-Guarantor Restricted Subsidiary or its shareholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(5) any writedowns with respect to, or losses on dispositions of, Subsidiaries and assets and all restructuring charges incurred by the Company, the Parent Company and the Subsidiaries, shall be excluded;

(6) non-recurring fees, expenses or charges (including integration charges and, without limitation, the write-off of deferred financing fees) incurred in connection with the Transactions, or any merger, acquisition or consolidation shall be excluded; and

(7) the cumulative effect of, or a change in accounting principles shall be excluded.

“Consolidated Secured Debt Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on such date that is secured by Liens to (b) Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness or issues or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Secured Debt Ratio is

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being calculated but prior to the date on which the event for which the calculation of the Consolidated Secured Debt Ratio is made (the “Consolidated Secured Debt Ratio Calculation Date”), then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, borrowings in the ordinary course of business under any revolving credit agreement shall not be given pro forma effect and shall be included in the calculation of the Consolidated Secured Debt Ratio only to the extent such borrowings were actually outstanding on such date of determination.

In addition, for purposes of calculating the Consolidated Secured Debt Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Consolidated Secured Debt Ratio Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period;

(3) whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from such transaction which is being given pro forma effect that have been realized or (A) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (B) with respect to any transactions, for which the steps necessary for realization are reasonably expected to be taken within the 12-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief executive officer, chief financial officer or treasurer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officer executing such Officer’s Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture; and

(4) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Consolidated Secured Debt Ratio Calculation Date, including, but not limited to, divested operations EBITDA, shall be excluded.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments and (2) the aggregate amount of all outstanding Disqualified Stock of the Company on a consolidated basis, with the amount of such Disqualified Stock equal to the greater of its voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Consolidated Total Indebtedness shall be

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required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Company. Any amount of Indebtedness in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated Cash Flow for the applicable period.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or the Parent Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors of the Parent Company at the time of such nomination or election.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 21, 2010, among the Company, the Parent Company, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the other parties thereto, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities or commercial paper facilities (including, without limitation, indentures and the Credit Agreement), in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or other asset securitizations, letters of credit or other long-term indebtedness, including any notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Guarantor” means any Guarantor that is organized under the laws of any political subdivision of the United States.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or underwritten public offering of common stock of the Company or the Parent Company in which the gross proceeds to the Company or the Parent Company, as applicable, are at least $50 million and, in the case of an offering by the Parent Company, the net proceeds are contributed to the Company.

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“Exchangeable Notes” means the Company’s 7.00% Senior Exchangeable Notes due 2017 issued pursuant to an Indenture on or about March 28, 2012, among the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, borrowings in the ordinary course of business under any revolving credit agreement shall not be given pro forma effect and shall be included in the calculation of the Fixed Charge Coverage Ratio only to the extent such borrowings were actually outstanding during the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Fixed Charge Coverage Ratio Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period;

(3) whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from such transaction which is being given pro forma effect that have been realized or (A) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (B) with respect to any transactions, for which the steps necessary for realization are reasonably expected to be taken within the 12-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief executive officer, chief financial officer or treasurer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officer executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture;

(4) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the

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Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness);

(5) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;

(6) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate;

(7) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Fixed Charge Coverage Ratio Calculation Date, shall be excluded; and

(8) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Fixed Charge Coverage Ratio Calculation Date, shall be excluded.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) cash dividend payments on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements, and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee ” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1) the Parent Company,

(2) each Subsidiary Guarantor; and

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(3) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies purchased or received by such Person in the ordinary course of business; and

(3) any commodity futures or option contract or other similar commodity hedging contract designed to protect such person against fluctuations in commodity prices.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. In addition, in the event that the Company obtains any incremental revolving credit commitments under the Credit Agreement, 100% of such commitments shall be deemed to be an incurrence of Indebtedness solely for purposes of the first paragraph of the covenant entitled “Incurrence of Indebtedness” and clause (1) of the definition of “Permitted Liens”, and any borrowings, repayments and reborrowings at any time under such incremental revolving credit commitments shall not be deemed a new incurrence of Indebtedness.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Intercompany Notes” means the intercompany notes issued by Restricted Subsidiaries of the Company that are not Guarantors in favor of the Company or a Guarantor to evidence advances by the Company or such Guarantor, in each case, in the form attached as Exhibit F to the Indenture.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the

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ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that would be classified as investments on a balance sheet prepared in accordance with GAAP excluding Hedging Obligations. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means March 28, 2012, the date of initial issuance of the notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

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“North American Subsidiary” means a Restricted Subsidiary formed under the laws of a state of the United States (including the District of Columbia), or under the laws of a province of Canada, that has a principal place of business within the United States, or Canada, as applicable.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two officers, except as otherwise provided herein, of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, who meet certain requirements specified in the Indenture.

“Parent Company” means Cenveo, Inc., a Colorado corporation.

“Permitted Businesses” means the printing business generally including the business conducted by the Company and its Subsidiaries as of the Issue Date and any other business or businesses ancillary, complementary or related thereto.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holder—Asset Sales”;

(5) Investments existing as of the Issue Date;

(6) any acquisition of assets solely in exchange for the issuance of Equity Interests of the Company;

(7) accounts receivable, endorsements for collection, deposits or similar Investments arising in the ordinary course of business;

(8) any Investment by the Company or a Restricted Subsidiary in assets of a Permitted Business or assets to be used in a Permitted Business;

(9) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments;

(10) the acceptance of notes payable from and loans and advances to officers, directors and employees of the Company or its Subsidiaries in payment for the purchase of Capital Stock;

(11) any other Investment acquired by the Company or any of its Restricted Subsidiaries;

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

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(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12) Hedging Obligations permitted under clause (7) of the covenant described in “—Incurrence of Indebtedness;”

(13) guarantees of Indebtedness permitted under the covenant described in “—Incurrence of Indebtedness;”

(14) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $5 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(17) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries; and

(18) any other investment in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) since the Issue Date and existing at the time such Investment was made, did not exceed $75 million.

“Permitted Liens” means:

(1) Liens incurred to secure Obligations in respect of any Indebtedness under Credit Facilities permitted to be incurred pursuant to the covenant described above under “—Certain Covenants—Incurrence of Indebtedness;” provided that, with respect to Liens securing Obligations permitted under this clause (1), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.75 to 1.0 (provided that in the event the Company obtains any incremental revolving credit commitments under the Credit Agreement, all Liens securing such commitments shall, for purposes of this clause (1), be deemed to be incurred pursuant to this clause (1) at the time of obtaining such commitments regardless of when any borrowings, repayments or reborrowings under such commitments are made);

(2) Liens in favor of the Company or the Guarantors;

(3) Liens when the notes are secured by such Lien on an equal and ratable basis unless the Obligation secured by any such Lien is subordinate or junior in right of payment to the notes, in which case the Lien securing such Obligation must be subordinate and junior to the Lien securing the notes with the same or lesser relative priority as such Obligation shall have been with respect to the notes;

(4) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired or merged into or consolidated with the Company or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

(6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

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(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “Incurrence of Indebtedness” covering only the assets acquired with such Indebtedness;

(8) Liens existing on the Issue Date;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension or public liability obligations or to secure the payment or performance of bids, tenders, statutory or regulatory obligations, surety, stay, or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(11) easements, rights-of-way, restrictions, defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(12) purchase money liens (including extensions and renewals thereof);

(13) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof;

(14) judgment and attachment Liens not giving rise to an Event of Default;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(16) Liens arising out of consignment or similar arrangements for the sale of goods;

(17) any interest or title of a lessor in property subject to any Capital Lease Obligation or operating lease;

(18) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceeding, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(19) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(20) Liens securing Hedging Obligations that are otherwise permitted under the Indenture;

(21) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Subsidiaries;

(22) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(23) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(24) Liens to secure Non-Recourse Debt;

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

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(26) Liens (i) of a collection bank arising under the Uniform Commercial Code on items in the course of collection, (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other commodity or brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(27) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture of similar agreement;

(28) Liens securing the Second Lien Notes (including any guarantees thereof) and any Permitted Refinancing Indebtedness in respect thereof;

(29) Liens to secure any Permitted Refinancing Indebtedness (or successive Permitted Refinancing Indebtedness) which refinances as a whole, or in part, any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (4), (5), (7), (8) and (12); provided, however, that:

(a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and

(b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (1), (4), (5), (7), (8) or (12) at the time the original Lien became a Permitted Lien under the Indenture and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Permitted Refinancing Indebtedness; and

(30) Liens not otherwise permitted by clauses (1) through (29) that are incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $25 million at any one time outstanding.

“Permitted Payments to Parent Company” means:

(1) payments to the Parent Company in an amount sufficient to permit the Parent Company to pay reasonable and necessary operating expenses and other general corporate expenses to the extent such expenses relate or are fairly allocable to the Company and its Subsidiaries including any reasonable professional fees and expenses not in excess of $5 million in the aggregate during any consecutive 12-month period;

(2) payment to the Parent Company to enable the Parent Company to pay foreign, federal, state or local tax liabilities (“Tax Payment”), not to exceed the amount of any tax liabilities that would be otherwise payable by the Company and its Subsidiaries to the appropriate taxing authorities if they filed separate tax returns, to the extent that the Parent Company has an obligation to pay such tax liabilities relating to the operations, assets or capital of the Company or its Subsidiaries; provided, however that (a), notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by the Company and any of its U.S. Subsidiaries in respect of their Federal income tax liability, such payment shall be determined assuming that the Company is the parent company of an affiliated group (the “Company Affiliated Group”) filing a consolidated Federal income tax return and that the Parent Company and each such U.S. Subsidiary is a member of the Company Affiliated Group and (b) any Tax Payments shall either be used by the Parent Company to pay such tax liabilities within 90 days of the Parent Company’s receipt of such payment or refunded to the party from whom the Parent Company received such payments; and

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(3) payments to the Parent Company in an amount sufficient to permit the Parent Company to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Parent Company or any Restricted Subsidiary of the Parent Company held by any member of the Parent Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding year, not to exceed an aggregate of $20 million in any calendar year).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof);

(2) except in the case of a refinancing of the Second Lien Notes, such Permitted Refinancing Indebtedness has a final maturity date either no earlier than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or 91 days following the maturity of the notes, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness (other than the Subordinated Notes) being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of the notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Principals ” means the officers and directors of the Parent Company on the Issue Date, their Affiliates (as such term is defined under the Exchange Act) and the Parent Company’s and Company’s Employee Stock Ownership Plan and Trust.

“Registration Rights Agreement” means that certain agreement among the Company, the Guarantors and the initial purchasers that may require the Company to file a shelf registration statement to register resales of the notes.

“Related Party” with respect to any Principal means:

(1) any controlling shareholder, 80% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest which consist of such Principal and/or such other Persons, referred to in the immediately preceding clause (1).

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“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Second Lien Notes” means the Company’s 8⅞% Senior Second Lien Notes due 2018 issued pursuant to the Indenture, dated as of February 5, 2010, among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as amended, supplemented or otherwise modified from time to time.

“Senior Debt” means, (i) all Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto; (ii) any other Indebtedness permitted to be incurred by the Company or any Restricted Subsidiary under the terms of the Indenture unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and (iii) all Obligations with respect to the items listed in the preceding clauses (i) and (ii). Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include: (i) any liability for federal, state, local or other taxes owed or owing by the Company; (ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates; (iii) any trade payables; or (iv) any Indebtedness that is incurred in violation of the Indenture other than Indebtedness under a Credit Facility that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such as Indebtedness under the Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Notes” means (i) the Company’s 8⅜% Senior Subordinated Notes due 2014 issued pursuant to the Indenture, dated as of June 15, 2004, among the Company (as successor to Cadmus Communications Corporation), the subsidiary guarantors party thereto and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee, as amended, supplemented or otherwise modified from time to time, and (ii) the Company’s 7⅞% Senior Subordinated Notes due 2013 issued pursuant to the Indenture, dated as of February 4, 2004, by and among the Company (formerly known as “Mail-Well I Corporation”), the guarantors party thereto and U.S. Bank National Association, as trustee, as amended, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor ” means any Restricted Subsidiary that shall have guaranteed, pursuant to the Indenture or a supplemental indenture and the requirements therefor set forth in the Indenture, the payment of all principal of, and interest and premium, if any, on the notes and all other amounts payable under the notes or the Indenture.

“Treasury Rate” means, as obtained by the Company, with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly

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available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2015; provided, however, that if the period from such redemption date to May 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products of (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, and (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; and

(2) the then outstanding principal amount of such Indebtedness.

   “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

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DESCRIPTION OF OTHER INDEBTEDNESS

   The following summary of certain of our indebtedness (other than the notes) that we expect to be outstanding following the offering does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of corresponding agreements, including the definitions of defined terms that are not otherwise defined in this prospectus.

Senior Secured Credit Facilities

Our existing Credit Agreement, dated as of June 21, 2006, as amended and restated as of December 21, 2010 (the “Credit Agreement”) consists of:

•	a $380 million term loan facility with an outstanding principal amount of approximately $353.0 million and a maturity date of December 21, 2016;

•	a $170 million revolving credit facility with a maturity date of December 21, 2014; and

•	$80 million in the aggregate of uncommitted incremental term loan and revolving credit facility capacity (less the amount of certain permitted debt issuances utilized to finance acquisitions).

Interest Rate and Fees

 Borrowing rates under the Credit Agreement are selected at our option at the time of each borrowing and are generally based on London Interbank Offered Rate (“LIBOR”) or the prime rate publicly announced by Bank of America, N.A. from time to time, in each case plus a specified interest rate margin. With respect to the Term Loan B, LIBOR based borrowings will have an interest rate of LIBOR (which shall be deemed to be not less than 1.50% per annum) plus an applicable margin of 4.75% per annum, and prime rate borrowings will have an interest rate based on the base rate (which shall be deemed to be not less than 2.50% per annum) plus an applicable margin of 3.75% per annum. We also pay a commitment fee on unused revolving loan commitments of 0.75% per annum. There are no scheduled amortization payments on the revolving loans and the Term Loan B amortizes in quarterly installments equal to 1% per year, commencing March 21, 2011, with the remaining principal balance due at maturity on December 21, 2016, in each case subject to certain conditions that could result in an earlier maturity.

Prepayments

The Credit Agreement requires us to prepay outstanding term loans and revolving loans, subject to certain exceptions:

•	75% of our excess cash flow if our consolidated leverage ratio is greater than a certain threshold as of the last day of any fiscal year;

•	100% of the net cash proceeds of all non-ordinary course dispositions of property by the Company or certain subsidiaries;

•	100% of certain insurance proceeds resulting from any casualty or any other loss, damage or destruction of any real or personal property and certain proceeds resulting from condemnation events;

•	50% of the net cash proceeds of equity issuances; and

•	100% of the net cash proceeds of any incurrence of debt other than debt permitted under the Credit Agreement.

We may voluntarily repay outstanding loans under the Credit Agreement at any time without premium or penalty, other than customary “breakage” costs.

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Amortization

The term loan facility (other than the Delayed Draw Term Loan Facility) amortizes each year in quarterly installments of $950,000, with the remaining principal balance due on December 21, 2016 or such earlier date as described above.

Guarantee and Security

All obligations under the Credit Agreement are unconditionally guaranteed by, subject to certain exceptions, Cenveo, Inc. and each of our existing and future direct and indirect domestic subsidiaries. Our obligations under the Credit Agreement are secured by substantially all of our assets and the assets of such guarantors.

Certain Covenants

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	create liens on assets;

•	incur additional indebtedness;

•	make investments;

•	engage in mergers or consolidations;

•	dispose of property;

•	make restricted payments;

•	change the business conducted by us and our subsidiaries;

•	engage in certain transactions with affiliates;

•	enter into sale and leaseback transactions;

•	enter into agreements that restrict dividends from subsidiaries;

•	make capital expenditures;

•	amend organizational documents;

•	change accounting methods;

•	prepay indebtedness; and

•	designate indebtedness as senior debt.

In addition, the Credit Agreement requires us to operate within a maximum consolidated leverage ratio, a maximum consolidated first lien leverage ratio and a minimum consolidated interest coverage ratio. The Credit Agreement also contains certain customary affirmative covenants.

Events of Default

The Credit Agreement contains events of default, including, without limitation (subject to customary cure periods and materiality thresholds):

•	non-payment;

•	failure to observe certain terms, covenants or agreements;

•	material inaccuracies of representations and warranties;

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•	certain cross-defaults and cross-accelerations to other debts;

•	events of insolvency, bankruptcy or similar events;

•	material judgments against us;

•	certain occurrences with respect to employee benefit plans;

•	invalidity of loan documents;

•	the occurrence of a change in control;

•	failure to maintain a valid and perfected first priority lien on the collateral; and

                      •      failure to comply with the subordination provisions in the indentures governing our senior subordinated notes.

8⅞% Senior Second Lien Notes due 2018

The Company issued its 8⅞% Senior Second Lien Notes due 2018 (the “8⅞% Notes”) pursuant to an indenture (the “8⅞% Indenture”). The interest on the 8⅞% Notes is payable semi-annually on each February 1 and August 1. The Company may redeem the 8⅞% Notes, in whole or in part, on or after February 1, 2014, at redemption prices ranging from 100% to 104.438%, plus accrued and unpaid interest. In addition, at any time prior to February 1, 2013, the Company may redeem up to 35% of the aggregate principal amount of the notes originally issued at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest with the net cash proceeds of certain public equity offerings. Each holder of the 8⅞% Notes has the right to require the Company to repurchase such holder’s notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest thereon, upon the occurrence of certain events specified in the 8⅞% Indenture that constitute a change in control of the Company. As of December 31, 2011, there was approximately $397.7 million aggregate principal amount of the 8⅞% Notes outstanding.

Guarantee and Security

All obligations under the 8⅞% Notes are unconditionally guaranteed on a senior secured basis by Cenveo, Inc. and by substantially all of our existing and certain of our future domestic subsidiaries and on a senior unsecured basis by substantially all of our Canadian subsidiaries. The 8⅞% Notes and the related guarantees are secured by a second priority lien on substantially all of our and the guarantors’ assets that secure obligations under our Credit Agreement. The 8⅞% Notes and the related guarantees rank equally in right of payment with all of our existing and future senior debt and senior in right of payment to all of our and the guarantors’ existing and future subordinated debt.

Certain Covenants

The 8⅞% Indenture contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries, to:

•	incur additional indebtedness;

•	make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

•	permit restricted subsidiaries to pay dividends or make other distributions or payments;

•	dispose of our assets;

•	make investments;

•	grant liens on our assets;

•	enter into sale and leaseback transactions;

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•	sell or transfer certain assets ;

•	merge or consolidate or transfer, lease or dispose of substantially all of our assets; and

•	enter into transactions with our affiliates.

The 8⅞% Indenture also contains certain customary affirmative covenants.

Events of Default

The 8⅞% Indenture contains events of default, including, without limitation (subject to customary cure periods and materiality thresholds):

•	non-payment;

•	failure to observe certain terms, covenants or agreements;

•	certain cross-defaults and cross-accelerations to other debts;

•	failure to pay material judgments; and

•	events of insolvency, bankruptcy or similar events.

7⅞% Senior Subordinated Notes due 2013

The Company issued $320 million of its 7⅞% Notes pursuant to an indenture (the “7⅞% Indenture”). The interest on the 7⅞% Notes is payable semi-annually on each June 1st and December 1st. The Company may redeem the 7⅞% Notes, in whole or in part, at redemption prices ranging from 100% to 103.938%, plus accrued and unpaid interest. As noted under “Summary--Recent Developments,” in March 2012 we purchased, pursuant to a cash tender offer and consent solicitation and otherwise, 7⅞% Notes in the aggregate principal amount of $121.7 million.  As of the date hereof, there remain outstanding $149.5 million aggregate principal amount of such notes.

Guarantee and Security

All obligations under the 7⅞% Notes are unconditionally guaranteed by Cenveo, Inc. and by substantially all of our current and certain of our future North American subsidiaries. The 7⅞% Notes are unsecured and are subordinated to all our existing and future senior indebtedness.

Certain Covenants

The 7⅞% Indenture contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries, to:

•	consummate an asset sale;

•	make restricted payments;

•	make investments;

•	incur additional indebtedness;

•	designate indebtedness as subordinate or junior to any senior debt and senior to the 7⅞% Notes;

•	create liens on assets;

•	enter into agreements that restrict dividends from subsidiaries;

•	engage in certain transactions with affiliates;

•	guarantee other indebtedness;

•	engage in certain businesses other than permitted businesses;

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•	pay for consents; and

•	engage in mergers or consolidations.

The 7⅞% Indenture also contains certain customary affirmative covenants.

Events of Default

The 7⅞% Indenture contains events of default, including, without limitation (subject to customary cure periods and materiality thresholds):

•	non-payment;

•	failure to observe certain terms, covenants or agreements;

•	certain cross-defaults and cross-accelerations to other debts;

•	failure to pay material judgments; and

•	events of insolvency, bankruptcy or similar events.

8⅜% Senior Subordinated Notes due 2014

The Company (as successor to Cadmus) issued $125,000,000 of its 8⅜% Notes pursuant to an indenture (the “8⅜% Indenture”). Interest on the 8⅜% Notes is payable semi-annually on each June 15th and December 15th. The 8⅜% Indenture provides that the Company may redeem these notes, in whole or in part, at redemption prices ranging from 100% to 104.188%, plus accrued and unpaid interest. As noted under “Summary--Recent Developments,” in March 2012 we purchased, pursuant to a cash tender offer and consent solicitation, 8⅜% Notes in the aggregate principal amount of $23.2 million.  In connection with the cash tender offer and consent solicitation, the 8⅜% Indenture was amended to eliminate substantially all of the restrictive covenants as well as certain events of default and related provisions.  As of the date hereof, there remain outstanding a de minimis aggregate principal amount of such notes.

Guarantee and Security

All obligations under the 8⅜% Indenture are unconditionally guaranteed by Cenveo, Inc. and by substantially all of our current and certain of our future North American subsidiaries. The 8⅜% Notes are unsecured and are subordinated to all our existing and future senior indebtedness.

Certain Covenants

The 8⅜% Indenture, as amended, contains a covenant that restricts, subject to certain exceptions, our ability and the ability of our subsidiaries to consummate an asset sale, and also contains a customary affirmative covenant for payment of notes.

Events of Default

The 8⅜% Indenture, as amended, contains events of default, including, without limitation (subject to customary cure periods and materiality thresholds):

•	non-payment;

•	failure to observe certain terms, covenants or agreements; and

•	events of insolvency, bankruptcy or similar events.

Senior Exchangeable Notes due 2017

On March 28, 2012, we sold $86.25 million aggregate principal amount of senior exchangeable notes due May 15, 2017 (the “Exchangeable Notes”) by means of an offering memorandum, which Exchangeable Notes were issued pursuant to an indenture (the “Exchangeable Notes Indenture”). The Company will pay interest on the Exchangeable Notes

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at a rate of 7.00%, payable in cash semi-annually in arrears on May 15 and November 15 of each year beginning November 15, 2012. Holders may exchange their notes for shares of common stock of Parent Company at their option at any time prior to the close of business on the business day immediately preceding the stated maturity date. The Company may not redeem the Exchangeable Notes at the Company’s option. Each holder of the Exchangeable Notes has the right to require the Company to repurchase all or any part of that holder’s notes at a repurchase price of 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, upon the occurrence of certain events specified in the Exchangeable Notes Indenture that constitute a fundamental change.

Guarantee and Security

The Exchangeable Notes are fully and unconditionally guaranteed on a senior basis by Parent Company and substantially all of our North American subsidiaries. The Exchangeable Notes and the guarantees are our and the guarantors’ unsecured senior obligations and are pari passu to all of our and the guarantors’ existing and future senior indebtedness.

Covenants

The Exchangeable Notes Indenture governing the Exchangeable Notes does not contain any financial covenants restricting our ability to repurchase our securities other than the Exchangeable Notes in accordance with their terms, pay dividends or contain any covenants or other provisions to afford holders protection in the event of a transaction that substantially increases the level of our indebtedness. Furthermore, the Exchangeable Notes Indenture contains only limited protections in the event of a fundamental change.

Events of Default

The Exchangeable Notes Indenture contains events of default, including, without limitation (subject to customary cure periods and materiality thresholds):

•	non-payment;

•	failure to observe certain terms, covenants or agreements;

•	certain cross-defaults and cross-accelerations to other debts;

•	failure to pay material judgments; and

•	events of insolvency, bankruptcy or similar events.

Other Debt

Other debt of approximately $15.3 million at December 31, 2011 consists primarily of equipment loans.

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CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following describes certain United States federal income and, in the case of Non-U.S. Holders (as defined below), certain estate tax consequences of the exchange of the outstanding notes for exchange notes and the ownership and disposition of the exchange notes to holders that hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”).  This summary does not address holders who held our previously existing debt instruments and purchased the outstanding notes in connection with a repurchase of such existing debt instruments.

This description is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of the date hereof, changes to any of which subsequent to the date of this prospectus (including possible retroactive changes) may affect the tax consequences described herein. The description does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, tax-exempt entities, partnerships or other pass-through entities (or investors in such entities), United States Holders (as defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding notes in connection with hedging transactions, “straddles,” conversion transactions or other integrated transactions, traders in securities that elect to mark to market, holders liable for alternative minimum tax or U.S. expatriates. Prospective purchasers, including partnerships and their partners, should consult their tax advisers concerning the application of United States federal income, estate and gift tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

We have not and will not seek any rulings from the Internal Revenue Service regarding the matters discussed below. There can be no assurance that the Internal Revenue Service will not take positions concerning the tax consequences of the exchange and ownership and disposition of the exchange notes that are different from those discussed below.

As used in this section, a “United States Holder” means a beneficial owner of notes that is for United States federal income tax purposes:

i.	an individual who is a citizen or resident of the United States,

ii.	a corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

iii.	an estate the income of which is subject to United States federal income taxation regardless of its source, or

iv.
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and treated as a United States person and has elected to continue to be treated as a United States person.

As used in this section, the term “Non-U.S. Holder” means a beneficial owner of notes that is, for United States federal income tax purposes, not a United States Holder and not a partnership.

In certain circumstances (for example, see “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control”), we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is considered to be remote or incidental. We believe that the potential for payment of additional interest due to the exchange notes not being freely tradable or premium upon redemption of the exchange notes due to a change of control is remote or incidental. Our determination that these contingencies are remote or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. However, the Internal

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Revenue Service may take a different position, which could require a United States Holder to accrue income on its exchange notes in excess of stated interest (plus accrued OID), and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event such a contingency occurs, it would affect the amount and timing of the income recognized by a holder. The remainder of this disclosure assumes that the exchange notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application of the contingent payment debt regulations to the exchange notes and the consequences thereof.

Exchange Offer

The exchange of an outstanding note for an exchange note will not constitute a taxable exchange for U.S. federal income tax purposes.  Consequently, a holder will not recognize any gain or loss upon the receipt of an exchange note.  A holder’s holding period for an exchange note will include the holding period for the outstanding note and a holder’s initial basis in an exchange note will be the same as the holder’s adjusted basis in the outstanding note at the time of the exchange.

Tax Consequences to United States Holders

Payments of Stated Interest

Stated interest payable on the exchange notes will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder’s method of accounting for federal income tax purposes.

OID

The outstanding notes were, and the exchange notes will be, treated as issued with OID because the stated principal amount of the outstanding notes exceeded their issue price by more than a statutorily defined de minimis amount. The issue price of the outstanding notes is the first price at which a substantial amount of the outstanding notes were sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The amount of such OID is the excess of the stated principal amount of the outstanding notes over their issue price.

A United States Holder generally will be required to include the OID in income (as ordinary income) for U.S. federal income tax purposes as it accrues (regardless of the holder’s accounting method for U.S. federal income tax purposes), in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. Under this method, a United States Holder of the exchange notes generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

The amount of OID required to be included in income by a United States Holder that is a secondary market purchaser of an outstanding note or an exchange note may be reduced if the United States Holder’s purchase price exceeds the “adjusted issue price” of the note.  The adjusted issue price of a note on any given day will equal the sum of (i) the note’s original issue price and (ii) the amount of OID accrued on the note through such day.

Amortizable Bond Premium

   A United States Holder who purchased an outstanding note or purchases an exchange note for an amount in excess of its principal amount will be considered to have purchased the outstanding note at a premium.  A United States Holder may elect to amortize the premium over the remaining term of such note using a constant yield method.  The amount amortized in any year will be treated as a reduction of the United States Holder’s interest income from such note.  A United States Holder who elects to amortize the premium on a note must reduce its tax basis in the note by the amount of the premium amortized in any year.  An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the IRS.  Bond premium on an outstanding note held by a United States Holder who does not make such an election will decrease the capital gain or increase the capital loss otherwise recognized on the disposition of the exchange note.

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Market Discount

   Under the market discount rules of the Code, a United States Holder who purchased an outstanding note or purchases an exchange note at a market discount generally will be required to treat any gain recognized on the sale, exchange, retirement or other taxable disposition of the exchange note received in exchange therefor as ordinary income to the extent of the accrued market discount (during the periods in which the holder held the outstanding note and exchange note) that has not been previously included in income.  Market discount for purposes of the notes is generally defined as the amount by which a United States Holder’s purchase price for a note is less than the note’s adjusted issue price on the date of purchase, subject to a statutory de minimis exception.  As discussed above under the heading “Tax Consequences to United States Holders—OID” the adjusted issue price of a note on any given day will equal the sum of (i) the note’s original issue price and (ii) the amount of OID accrued on the note through such day.  In general, market discount accrues on a ratable basis over the remaining term of the note unless a United States Holder makes an election to accrue market discount on a constant yield to maturity basis.  A United States Holder of a note with market discount may be required to defer part or all of its interest deductions with respect to any debt incurred or continued to purchase or carry such note (unless the United States Holder elects to include market discount in income on a current basis, as described below).  A United States Holder of a note may elect to report market discount as ordinary income as it accrues on either a ratable or a constant yield basis.  If a United States Holder makes this election, the rules regarding the treatment of gain upon the disposition of the note as ordinary income and regarding the deferral of interest deductions will not apply.  Currently, if the foregoing election is made by a United States Holder, the election will apply to all market discount obligations acquired by such holder during or after the first taxable year to which the election applies, and the election may not be revoked without the consent of the IRS.

Sale, Exchange, Retirement, Redemption or Other Disposition

Upon the sale, exchange, retirement, redemption or other taxable disposition of exchange notes (other than the exchange of an outstanding note for an exchange note), a United States Holder will recognize gain or loss equal to the difference between the amount realized on the disposition of the exchange notes (which excludes any amounts attributable to unpaid stated interest accrued between interest payment dates, which, to the extent not previously included in income, will be taxable as ordinary income) and such holder’s adjusted tax basis in the exchange notes. A United States Holder’s adjusted tax basis in an exchange note will generally be the United States Holder’s cost therefor, increased by accrued OID and any market discount previously included in income. Any gain or loss generally will be capital gain or loss, except as described above under the heading “Tax Consequences to United States Holders—Market Discount.” Under current laws, the excess of the taxpayer’s net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. In addition, there are limits on the deductibility of capital losses.

Medicare Tax

   With respect to taxable years beginning after December 31, 2012, certain United States Holders, including individuals, estates, and trusts, will be subject to an additional 3.8% Medicare tax on investment income. For individual United States Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest (including OID), dividends, annuities, royalties, rents, and capital gains. United States Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the exchange notes.

Tax Consequences to Non-U.S. Holders

Subject to the discussion below concerning backup withholding:

(a) payments of interest (including OID for purposes of the discussion below) on the exchange notes by the Company or its paying agent to any Non-U.S. Holder that are not effectively connected with the conduct of the Non-U.S. Holder’s trade or business within the United States will be exempt from United States federal withholding

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tax, provided that (i) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership and is not a bank that received such exchange notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (iii) the requirement to certify such holder’s non-U.S. status, as set forth in Section 871(h) or Section 881(c) of the Code (as applicable), has been fulfilled with respect to the beneficial owner, as discussed below,

(b) a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement, redemption or other disposition of such exchange notes, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met (in which case, such holder will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses) unless an applicable income tax treaty provides otherwise or (ii) such gain is effectively connected with the holder’s conduct of a trade or business in the United States in which case, such holder will be taxed as described below (and, if an income tax treaty applies, generally is attributable to a U.S. “permanent establishment” maintained by such holder), and

(c) Exchange notes held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States (as specifically defined for estate tax purposes) at the time of his death will not be subject to United States federal estate tax, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual’s death, payments with respect to such exchange notes would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

The certification requirement referred to in subparagraph (a) will be satisfied if the beneficial owner of exchange notes certifies on Internal Revenue Service Form W-8BEN or successor form under penalties of perjury, that it is not a United States person and provides its name and address, and (i) such beneficial owner files such Form W-8BEN or successor form with the withholding agent or, (ii) in the case of exchange notes held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the Form W-8BEN or successor form from the Non-U.S. Holder, furnishes the withholding agent with a copy thereof and otherwise complies with the applicable Internal Revenue Service requirements.

Alternatively, these certification requirements will not apply if the beneficial owner of the exchange notes holds those securities directly through a “qualified intermediary” (which is a non-U.S. office of a bank, securities dealer or similar intermediary that has signed an agreement with the Internal Revenue Service concerning withholding tax procedures), the qualified intermediary has sufficient information in its files to indicate that the holder is a Non-U.S. Holder and the qualifying intermediary complies with Internal Revenue Service requirements. Special rules may apply with respect to exchange notes held by a foreign partnership. Prospective investors, including foreign partnerships and their partners and holders who hold their exchange notes through a qualified intermediary, should consult their tax advisers regarding possible reporting requirements.

If a Non-U.S. Holder cannot satisfy the requirements in paragraph (a) described above, the gross amount of payments of interest to such Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will be subject to United States federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. In order to claim the benefit provided by a tax treaty, a Non-U.S. Holder must provide a properly executed Internal Revenue Service Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the exchange notes (or gain realized on their sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be

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subject to regular United States income tax on such effectively connected income, generally in the same manner as if it were a United States Holder (unless an applicable income tax treaty provides otherwise). See “Tax Consequences to United States Holders” above. In lieu of the certificate described in the third preceding paragraph, such a holder will be required to provide to the withholding agent a properly executed applicable Internal Revenue Service Form W-8 (generally, IRS Form W-8ECI or, under certain circumstances, W-8BEN) or successor form, as appropriate, to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year that are attributable to such effectively connected income, subject to certain adjustments.

   Legislation enacted in 2010 (“FATCA legislation”) generally imposes a withholding tax of 30% on interest paid on, and the gross proceeds of a disposition of, debt obligations paid after December 31, 2012 to (i) a foreign financial institution (whether as a beneficial owner or intermediary), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), and (ii) a foreign entity that is not a financial institution (whether as a beneficial owner or intermediary for another foreign entity that is not a financial institution) unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. The IRS has since released transitional guidance indicating that it will not apply this new withholding tax (i) to interest income that is paid on or before December 31, 2013 or (ii) to gross proceeds from the disposition of debt instruments paid on or before December 31, 2014. Under recently proposed regulations, these rules would not apply with respect to the exchange notes unless they are treated as “significantly modified” after January 1, 2013, although investors cannot rely on the proposed regulations until they become finalized. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in the exchange notes.

Backup Withholding and Information Reporting

Information reporting requirements apply to certain payments of interest made to, and to the proceeds of sales or other dispositions (including retirements or redemptions), received by noncorporate United States Holders. In addition, a backup withholding tax will apply if the noncorporate United States Holder (i) fails to furnish its Taxpayer Identification Number (“TIN”) which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The rate for backup withholding is currently 28%. However, effective January 1, 2013, the backup withholding rate is scheduled to increase to 31% absent legislative action.

Backup withholding will not apply to payments made on exchange notes if the certifications required by Sections 871(h) and 881(c) of the Code as described above (under “Tax Consequences to Non-U.S. Holders”) are received or if the exemption for qualified intermediaries discussed above applies, provided that the Company or its paying agent or the qualified intermediary, as the case may be, does not have actual knowledge or reason to know that the payee is a United States person. Under current Treasury Regulations, payments on the sale, exchange or other disposition (including a retirement or redemption) of exchange notes made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is:

•	a United States person,

•	a controlled foreign corporation for United States federal income tax purposes,

•	a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business, or

•	a foreign partnership with certain connections to the United States

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then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person and the payor does not have actual knowledge or reason to know that the holder is a United States person, or the holder otherwise establishes an exemption. Holders of exchange notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the holder files a United States income tax return and the required information is timely furnished to the Internal Revenue Service.

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PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes that had been acquired as a result of market-making or other trading activities.  We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale.  In addition, until August 8, 2012, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers.  Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices.  Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of the exchange notes.  Any broker-dealer that resells exchange notes received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.  We have agreed to pay all expenses incidental to the exchange offer, including certain fees and expenses of one counsel for the holders of senior notes, other than commissions and concessions of any broker or dealer.  We also have agreed that we will indemnify holders of the senior notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

The exchange notes are a new issuance of securities for which there currently is no established trading market.  We do not intend to apply for listing of any of the exchange notes on any securities exchange or for quotation through any annotated quotation system, and a trading market for the exchange notes may not develop.

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LEGAL MATTERS

The validity of the exchange notes and the exchange guarantees offered hereby will be passed upon for us by Ian Scheinmann, our Senior Vice President, Legal Affairs.  In rendering his opinion, Mr. Scheinmann will rely upon the opinion of Hughes Hubbard & Reed LLP as to certain matters relating to the exchange guarantees governed by the laws of the States of California or Florida, the opinion of Davis Graham & Stubbs LLP as to certain matters relating to the exchange guarantees governed by the laws of the State of Colorado, the opinion of DLA Piper LLP (US) as to certain matters relating to the exchange guarantees governed by the laws of the Commonwealths of Massachusetts or Virginia or the States of Georgia, North Carolina or Maryland, the opinion of Bose McKinney & Evans LLP as to certain matters relating to the exchange guarantees governed by the laws of the State of Indiana and the opinion of Stewart McKelvey as to certain matters relating to the exchange guarantees governed by the laws of the Province of Nova Scotia.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

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Until August 8, 2012, all dealers effecting transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.